Exhibit 10l

MULTICURRENCY REVOLVING CREDIT AGREEMENT

DATED as of December 8, 2000

between

Rogers Corporation,

The lending institutions listed on Schedule 1,

and

Fleet National Bank, as Agent

TABLE OF CONTENTS

1.	DEFINITIONS AND RULES OF INTERPRETATION.	1
	1.1. Definitions.	1
	1.2. Rules of Interpretation.	26
2.	THE REVOLVING CREDIT FACILITY.	27
	2.1. Commitment to Lend.	27
	2.2. Commitment Fee.	28
	2.3. Reduction of Total Commitment.	28
	2.4. The Revolving Credit Notes.	28
	2.5. Interest on the Loans.	29
	2.6. Requests for the Loans.	29
	2.7. Conversion Options.	30
	2.7.1. Conversion to Different Type of Loan.	30
	2.7.2. Continuation of Type of Loan.	31
	2.7.3. Eurocurrency Rate Loans.	32
	2.8. Funds for Loans.	32
	2.8.1. Funding Procedures.	32
	2.8.2. Replacement Banks.	33
	2.9. Optional Currencies.	33
	2.9.1. General.	33
	2.9.2. Exchange Rate.	34
	2.9.3. Multiple Denominations.	34
	2.9.4. Funding.	35
3.	REPAYMENT OF THE REVOLVING CREDIT LOANS.	35
	3.1. Maturity.	35
	3.2. Mandatory Repayments of the Loans.	35
	3.3. Optional Repayments of the Loans.	36
4.	LETTERS OF CREDIT.	36
	4.1. Letter of Credit Commitments.	36
	4.1.1. Commitment to Issue Letters of Credit.	36
	4.1.2. Letter of Credit Applications.	37
	4.1.3. Terms of Letters of Credit.	37
	4.1.4. Reimbursement Obligations of Banks.	38
	4.1.5. Participations of Banks.	38
	4.2. Reimbursement Obligation of the Borrower.	38
	4.3. Letter of Credit Payments.	39
	4.4. Obligations Absolute.	40
	4.5. Reliance by Issuer.	40
	4.6. Letter of Credit Fee.	41
5.	CERTAIN GENERAL PROVISIONS.	41
	5.1. Arrangement Fee.	41
	5.2. Agent's Fee.	42

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	5.3. Funds for Payments.	42
	5.3.1. Payments to Agent.	42
	5.3.2. No Offset, etc.	42
	5.3.3. Currency Matters.	43
	5.4. Computations.	43
	5.5. Inability to Determine Eurocurrency Rate.	44
	5.6. Illegality.	44
	5.7. Additional Costs, etc.	45
	5.8. Capital Adequacy.	47
	5.9. Certificate.	47
	5.10. Indemnity.	48
	5.11. Interest After Default.	48
	5.12. European Monetary Union.	48
6.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER.	50
	6.1. Corporate Authority.	51
	6.1.1. Incorporation; Good Standing.	51
	6.1.2. Authorization.	51
	6.1.3. Enforceability.	51
	6.2. Governmental Approvals.	52
	6.3. Title to Properties; Leases.	52
	6.4. Financial Statements and Projections.	52
	6.4.1. Fiscal Year.	52
	6.4.2. Financial Statements.	52
	6.4.3. Projections.	53
	6.5. No Material Changes, Solvency etc. (a)	53
	6.6. Franchises, Patents, Copyrights, etc.	54
	6.7. Litigation.	54
	6.8. No Materially Adverse Contracts, etc.	54
	6.9. Compliance with Other Instruments, Laws, etc.	54
	6.10. Tax Status.	55
	6.11. No Event of Default.	55
	6.12. Holding Company and Investment Company Acts.	55
	6.13. Absence of Financing Statements, etc.	55
	6.14. Certain Transactions.	56
	6.15. Employee Benefit Plans.	56
	6.15.1. In General.	56
	6.15.2. Terminability of Welfare Plans.	56
	6.15.3. Guaranteed Pension Plans.	57
	6.15.4. Multiemployer Plans.	57
	6.16. Use of Proceeds.	58
	6.16.1. General.	58
	6.16.2. Regulations U and X.	58
	6.16.3. Ineligible Securities.	58
	6.17. Environmental Compliance.	58

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	6.18. Subsidiaries, etc.	61
	6.19. Disclosure.	61
7.	AFFIRMATIVE COVENANTS OF THE BORROWER.	61
	7.1. Punctual Payment.	61
	7.2. Maintenance of Office.	61
	7.3. Records and Accounts.	62
	7.4. Financial Statements, Certificates and Information.	62
	7.5. Notices.	64
	7.5.1. Defaults.	64
	7.5.2. Environmental Events.	64
	7.5.3. Notice of Litigation and Judgments.	64
	7.5.4. Notice of Underfunding.	65
	7.6. Corporate Existence; Maintenance of Properties.	65
	7.7. Insurance.	65
	7.8. Taxes.	65
	7.9. Inspection of Properties and Books, etc.	66
	7.9.1. General.	66
	7.9.2. Communications with Accountants.	66
	7.10. Compliance with Laws, Contracts, Licenses, and Permits.	67
	7.11. Compliance with Environmental Laws.	67
	7.12. Employee Benefit Plans.	67
	7.13. Use of Proceeds.	68
	7.14. Additional Subsidiaries.	68
	7.15. Further Assurances.	68
8.	CERTAIN NEGATIVE COVENANTS OF THE BORROWER.	68
	8.1. Restrictions on Indebtedness.	68
	8.2. Restrictions on Liens.	70
	8.3. Restrictions on Investments.	73
	8.4. Distributions.	75
	8.5. Merger, Consolidation and Disposition of Assets.	75
	8.5.1. Mergers and Acquisitions.	75
	8.5.2. Disposition of Assets.	76
	8.6. Sale and Leaseback.	78
	8.7. Employee Benefit Plans.	78
	8.8. Business Activities.	79
	8.9. Fiscal Year.	79
	8.10. Transactions with Affiliates.	79
	8.11. Activities of World Properties.	79
	8.12. Modification of Charter Documents.	80
	8.13. Upstream Limitations.	80
	8.14. Inconsistent Agreements.	80
9.	FINANCIAL COVENANTS OF THE BORROWER.	81

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	9.1. Leverage Ratio.	81
	9.2. Interest Coverage Ratio.	81
	9.3. Capital Expenditures.	81
	9.4. Consolidated Net Worth.	81
10.	CLOSING CONDITIONS.	81
	10.1. Loan Documents.	82
	10.2. Certified Copies of Charter Documents.	82
	10.3. Corporate Action.	82
	10.4. Incumbency Certificate.	82
	10.5. Opinion of Counsel.	82
	10.6. UCC Search Results, etc.	83
	10.7. Payment of Fees and Expenses.	83
	10.8. Termination of Existing Fleet Agreement.	83
	10.9. Payoff Letter.	83
	10.10. Initial Loan Request.	83
11.	CONDITIONS TO ALL BORROWINGS.	83
	11.1. Representations True; No Event of Default.	83
	11.2. No Legal Impediment.	84
	11.3. Governmental Regulation.	84
	11.4. Proceedings and Documents.	84
12.	EVENTS OF DEFAULT; ACCELERATION; ETC.	85
	12.1. Events of Default and Acceleration.	85
	12.2. Termination of Commitments.	89
	12.3. Remedies.	89
13.	SETOFF.	90
14.	THE AGENT.	90
	14.1. Authorization.	90
	14.2. Employees and Agents.	91
	14.3. No Liability.	91
	14.4. No Representations.	92
	14.4.1. General.	92
	14.4.2. Closing Documentation, etc.	93
	14.5. Payments.	93
	14.5.1. Payments to Agent.	93
	14.5.2. Distribution by Agent.	93
	14.5.3. Delinquent Banks.	93
	14.6. Holders of Notes.	94
	14.7. Indemnity.	94
	14.8. Agent as Bank.	95
	14.9. Resignation.	95
	14.10. Notification of Defaults and Events of Default.	95
15.	EXPENSES AND INDEMNIFICATION.	96
	15.1. Expenses.	96
	15.2. Indemnification.	96

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	15.3. Survival.	97
16.	TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.	97
	16.1. Confidentiality.	97
	16.2. Prior Notification.	98
	16.3. Other.	98
17.	SURVIVAL OF COVENANTS, ETC.	99
18.	ASSIGNMENT AND PARTICIPATION.	99
	18.1. Conditions to Assignment by Banks.	99
	18.2. Certain Representations and Warranties; Limitations; Covenants.	100
	18.3. Register.	102
	18.4. New Notes.	102
	18.5. Participations.	103
	18.6. Disclosure.	103
	18.7. Assignee or Participant Affiliated with the Borrower.	104
	18.8. Miscellaneous Assignment Provisions.	104
	18.9. Assignment by Borrower.	105
19.	NOTICES, ETC.	105
20.	GOVERNING LAW.	106
21.	HEADINGS.	106
22.	COUNTERPARTS.	106
23.	ENTIRE AGREEMENT, ETC.	107
24.	WAIVER OF JURY TRIAL.	107
25.	CONSENTS, AMENDMENTS, WAIVERS, ETC.	107
26.	SEVERABILITY.	108
27.	REPRESENTATIONS AND WARRANTIES OF THE BANKS AND THE AGENT.	108

SCHEDULES AND EXHIBITS

Schedule 1	Banks, Lending Offices, Commitments, Commitment Percentages
Schedule 2	Existing Letters of Credit
Schedule 6.3	Certain Assets
Schedule 6.4.1	Fiscal Years
Schedule 6.5(b)	Solvency
Schedule 6.7	Litigation
Schedule 6.10	Taxes
Schedule 6.15	Certain Welfare Plans
Schedule 6.17	Environmental Matters
Schedule 6.18	Subsidiaries, Joint Ventures and Partnerships

Schedule 8.1(d)	Existing Indebtedness (Domestic)
Schedule 8.1(e)	Existing Indebtedness (Foreign)
Schedule 8.2	Existing Liens
Schedule 8.3	Existing Investments

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Loan Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance

MULTICURRENCY REVOLVING CREDIT AGREEMENT

This MULTICURRENCY REVOLVING CREDIT AGREEMENT is made as of December 8, 2000, by and among (i) Rogers Corporation (the "Borrower"), a Massachusetts corporation having its principal place of business at One Technology Drive, Rogers Connecticut  06263, (ii) Fleet National Bank, a national banking association and the other lending institutions listed on Schedule1 and (iii) Fleet National Bank as agent for itself and such other lending institutions.

1.  DEFINITIONS AND RULES OF INTERPRETATION.

1.1.  Definitions.

The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Adjustment Date. The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrower pursuant to §7.4(c) hereof.

Affiliate.  Any Person that would be considered to be an affiliate of  the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

Agent's Head Office.  The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

Agent.  Fleet National Bank, acting as agent for the Banks.

Agent's Special Counsel.  Bingham Dana LLP or such other counsel as may be approved by the Agent.

Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Leverage Ratio, as determined for the period ending on the fiscal quarter ended immediately preceding the applicable Rate Adjustment Period.

Level	Leverage Ratio	Prime Rate Loans	Eurocurrency Rate Loans	Commitment Fee Rate

IV	Greater than 1.50:1.00	0%	1.125%	0.375%

III	Less than or equal to 1.50:1.00 but greater than 1.00:1.00	0%	0.875%	0.350%

II	Less than or equal to 1.00:1.00 but greater than 0.50:1.00	0%	0.625%	0.325%

I	Less than or equal to 0.50:1.00	0%	0.500%	0.300%

Notwithstanding the foregoing, (a) for Loans outstanding, the Letter of Credit Fees and the commitment fees payable during the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after the Closing Date, the Applicable Margin shall be Level I set forth above, and (b) if the Borrower fails to deliver any Compliance Certificate pursuant to §7.4(c) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

Assignment and Acceptance.  See §18.1.

Balance Sheet Date.  January 2, 2000.

Banks.  Fleet and the other lending institutions listed on Schedule1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to §18.

Belgian Francs.  The lawful currency of the country of Belgium.

Borrower.  As defined in the preamble hereto.

Business Day.  Any day on which banking institutions in Boston, Massachusetts, are open for the transaction of banking business and, in addition, (a) if Eurocurrency Rate Loans denominated in Dollars are involved, a day which is also a day in which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith; and (b) if Eurocurrency Rate Loans denominated in an Optional Currency are involved, a day on which dealings and exchange in Dollars and the relevant Optional Currency can be carried on in the relevant Eurocurrency Interbank Market and Dollar settlements of such dealings may be effected in New York, New York and London, and also a day on which dealings and exchange in Dollars and in the relevant Optional Currency can be carried on in the principal financial center of the country in which such currency is legal tender.

Capital Assets.  Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

Capital Expenditures.  For any period, the aggregate amount paid or the amount of Indebtedness incurred (including in respect of obligations under any Capitalized Leases) by the Borrower or any of its Subsidiaries (i) for Capital Assets during such period, determined in accordance with generally accepted accounting principles, as indicated on the financial statements of the Borrower and its Subsidiaries prepared in accordance with such principles, and (ii) in connection with the lease of any assets by the Borrower or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Capitalized Leases.  Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

CERCLA.  See §6.17(a).

Citizens.  Citizens Bank of Connecticut, a Connecticut stock savings bank.

Closing Date.  The first date on which the conditions set forth in §§10 and 11 have been satisfied.

Code.  The Internal Revenue Code of 1986.

Commitment.  With respect to each Bank, the amount set forth on Schedule1 hereto as the amount of such Bank's commitment to make Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Fee Rate. The applicable rate per annum set forth in the chart contained in the definition of Applicable Margin under the heading "Commitment Fee Rate".

Commitment Percentage.  With respect to each Bank, the percentage set forth on Schedule1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks.

Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

Consolidated Foreign Tangible Assets.  Consolidated Foreign Total Assets less the sum of:

(a)           the total book value of all assets of the Borrower's Foreign Subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b)           all amounts representing any write-up in the book value of any assets of the Borrower's Foreign Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date, excluding (i) adjustments for marking short-term investments to market and (ii)  transaction adjustments made in accordance with Financial Accounting Standards Board Statement no. 133; provided that the underlying contract or arrangement is intended solely for hedging (and not speculative) purposes; plus;

(c)           to the extent otherwise included in the computation of Consolidated Foreign Total Assets, any subscriptions receivable.

Consolidated Foreign Total Assets.  The sum of (i) all assets ("consolidated balance sheet assets") of the Borrower's Foreign Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, plus (ii) without duplication, all assets leased by the Borrower's Foreign Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease, plus (iii) without duplication, all sold receivables referred to in clause (vii) of the definition of the term "Indebtedness" to the extent that such receivables would have been consolidated balance sheet assets had they not been sold.

Consolidated Net Income (or Deficit).  For any period, the consolidated net income (or deficit) of the Borrower and its Subsidiaries for such period (taken as a cumulative whole), after deducting all operating expenses, provision for all taxes and reserves (including reserves for deferred income taxes established in connection with accelerated depreciation or amortization claimed for income tax purposes) and all other proper deductions, all determined in accordance with generally accepted accounting principles and on a consolidated basis, after eliminating all inter-company items and portions of income (or deficit) properly attributable to minority interests, if any, in the stock of Subsidiaries; provided that there shall also be excluded (in each case without duplication):

(i)
the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or with the Borrower or a Subsidiary, except as otherwise provided in the definition of Pro Forma Basis;

(ii)
any aggregate net gain (or net loss) arising from sales of capital assets or from the acquisition or retirement or sale of securities during such period, if such gain or loss is treated as an extraordinary item under generally accepted accounting principles;

(iii)	any net gain arising from the collection of the proceeds of any life insurance policy if such gain is treated as an extraordinary item under generally accepted accounting principles; and

(iv)	the undistributed net income of any Foreign Subsidiary to the extent the Borrower is prohibited from repatriating such income.

Consolidated Net Worth.  The excess of Consolidated Total Assets over Consolidated Total Liabilities, less, to the extent otherwise includable in the computations of Consolidated Net Worth, any subscriptions receivable.

Consolidated Tangible Assets.  Consolidated Total Assets less the sum of:

(a)           the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b)           all amounts representing any write-up in the book value of any assets of the Borrower and its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date, excluding (i) adjustments for marking short-term investments to market and (ii)  transaction adjustments made in accordance with Financial Accounting Standards Board Statement no. 133; provided that the underlying contract or arrangement is intended solely for hedging (and not speculative) purposes; plus;

(c)           to the extent otherwise included in the computation of Consolidated Total Assets, any subscriptions receivable.

Consolidated Total Assets.  The sum of (i) all assets ("consolidated balance sheet assets") of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, plus (ii) without duplication, all assets leased by the Borrower or any Subsidiary as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease, plus (iii) without duplication, all sold receivables referred to in clause (vii) of the definition of the term "Indebtedness" to the extent that such receivables would have been consolidated balance sheet assets had they not been sold.

Consolidated Total Interest Expense.  For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease, or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money, other than fees and expenses incurred under §§5.7 or 5.8.

Consolidated Total Liabilities.  All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and classified as such on the consolidated balance sheet of the Borrower and its Subsidiaries.

Conversion Request.  A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Loan in accordance with §2.7.

Credit Agreement.  This Multicurrency Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Default.  See §12.1.

Delinquent Bank.  See §14.5.3.

Distribution.  The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends to the extent payable in shares of common stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise, other than in connection with the exercise of stock options by employees or directors of the Borrower or its Subsidiaries (or former employees or former directors); the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower, other than pursuant to the Shareholder Rights Plan.

Dollar Equivalent. On any particular date, with respect to any amount denominated in Dollars, such amount of Dollars, and with respect to any amount denominated in a currency other than Dollars, the amount (as conclusively ascertained by the Agent absent manifest error) of Dollars which could be purchased by the Agent (in accordance with its normal banking practices) in the London foreign currency deposit markets with such amount of such currency at the spot rate of exchange prevailing at or about 11:00 a.m. (London time) on such date.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Bank designated as such in Schedule1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Prime Rate Loans.

Domestic Subsidiary. Any Subsidiary which is not a Foreign Subsidiary; provided that for purposes of §§6.17 and 7.11, the term Domestic Subsidiary shall mean any Subsidiary at any time owning, leasing or operating any Real Estate.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.7.

EBITDA. The Consolidated Net Income (or Deficit) of the Borrower and its Subsidiaries for any fiscal period, plus, to the extent deducted in the calculation of Consolidated Net Income (or Deficit) and without duplication, (a) depreciation, amortization and other similar noncash charges for such period, (b) income tax expense for such period, and (c) Consolidated Total Interest Expense paid or accrued during such period, excluding the net income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or a Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash Distributions, in each case as determined in accordance with generally accepted accounting principles.

Eligible Assignee.  Any of (a) (i) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (iv) the central bank of any country which is a member of the OECD; and (v) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld, and (b) any Bank and any affiliate of any Bank and, with respect to any Bank that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor of such Bank or by an affiliate of such investment advisor (and treating all such funds so managed as a single Eligible Assignee).

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

EMU.  The European Economic and Monetary Union as contemplated by the EU Treaties.

Environmental Laws.  See §6.17(a).

EPA.  See §6.17(b).

ERISA.  The Employee Retirement Income Security Act of 1974.

ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

EU Treaties.  The Treaty of Rome of March 25, 1957 establishing the European Community, as amended by the Treaty on the European Union signed on February 7, 1992 (the Maastricht Treaty), and as further amended from time to time.

Euro or e.  The single currency of the Participating Member States.

Eurocurrency Interbank Market.  Any lawful recognized market in which deposits of Dollars and the relevant Optional Currencies are offered by international banking units of United States banking institutions and by foreign banking institutions to each other and in which foreign currency and exchange operations or eurocurrency funding operations are customarily conducted.

Eurocurrency Lending Office.  Initially, the office of each Bank designated as such in Schedule1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining Eurocurrency Rate Loans.

Eurocurrency Rate.  With respect to amounts denominated in Dollars, the Eurodollar Rate, and with respect to amounts denominated in any Optional Currency, the International Eurocurrency Rate.

Eurocurrency Rate Loans.  Loans bearing interest calculated by reference to a Eurocurrency Rate.

Eurocurrency Reserve Rate.  For any day with respect to a Eurocurrency Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding.  The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Eurodollar Rate.  For any Interest Period with respect to a Eurocurrency Rate Loan denominated in Dollars, the rate of interest equal to (i) the rate per annum (rounded upwards to the nearest 1/16 of one percent) at which the Reference Bank’s Eurocurrency Lending Office is offered Dollar deposits two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurocurrency Lending Office are customarily conducted at or about 11:00 a.m. (London time), for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurocurrency Rate Loan denominated in Dollars of the Reference Bank to which such Interest Period applies, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

Event of Default.  See §12.1.

Excluded Taxes.  With respect to any of the Agent or any Bank, any (i) franchise taxes on such Person, (ii) taxes on income or profits of such Person, or (iii) other taxes incurred by such Person except those imposed as a result of, or relating to, this Agreement.

Existing Fleet Agreement.  The Multi-Currency Revolving Credit Agreement dated as of September 19, 1997 between the Borrower and Fleet, as amended and in effect immediately prior to the Closing Date.

Existing Letters of Credit.  The letters of credit issued by Fleet for the account of the Borrower prior to the Closing Date and listed on Schedule 2.

Fee Letter.  The fee letter, dated on or prior to the Closing Date, between the Borrower and the Agent, as the same may be amended, modified or supplemented from time to time.

Financial Affiliate.  A Subsidiary of the bank holding company controlling any Bank, which Subsidiary is engaging in any of the activities permitted by §4(k) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843), as amended.

Fleet.  Fleet National Bank, a national banking association, in its individual capacity.

Foreign Subsidiary.  Any Subsidiary which conducts substantially all of its business in countries other than the United States of America and that is organized under the laws of a jurisdiction other than the United States of America and the States (or the District of Columbia) thereof.

generally accepted accounting principles.  Accounting principles that are (A) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (B) consistently applied in material respects with past financial statements of the Borrower, in each case such that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors.  Each Domestic Subsidiary of the Borrower existing on the Closing Date (other than World Properties) and each other Person required to be or become a guarantor from time to time pursuant to §7.14.

Guaranty.  The Guaranty, dated or to be dated on or prior to the Closing Date, made jointly and severally by each Domestic Subsidiary of the Borrower (other than World Properties) in favor of the Banks and the Agent pursuant to which each Domestic Subsidiary of the Borrower guaranties to the Banks and the Agent the payment and performance of the Obligations and in form and substance satisfactory to the Banks and the Agent, and any other guaranty substantially in the form of such Guaranty in favor of the Banks and the Agent made by any Person required to be or become a guarantor pursuant to §7.14.

Hazardous Substances.  See §6.17(b).

Indebtedness.  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(i)            every obligation of such Person for money borrowed,

(ii)           every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(iii)          every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

(iv)           every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business),

 (v)           every obligation of such Person under any Capitalized Lease,

(vi)           every obligation of such Person under any Synthetic Lease,

(vii)         all sales by such Person of (A) accounts or general intangibles for money due or to become due, (B) chattel paper, instruments or documents creating or evidencing a right to payment of money or (C) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(viii)         every obligation of such Person (an "equity related purchase obligation") to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, other than the obligation to purchase capital stock arising solely as a result of the difference between the trade date and the settlement date for such purchase,

(ix)           every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a "Derivative Contract"),

(x)           every obligation in respect of Indebtedness of any other entity (including any joint venture to which such Person is a party or any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(xi)           every obligation, contingent or otherwise, of such Person guaranteeing, or having the legal effect of guaranteeing or otherwise acting as surety for, any obligation of a type described in any of clauses (i) through (x) (the "primary obligation") of another Person (the "primary obligor"), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (A) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (B) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The "amount" or "principal amount" of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rental obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any Derivative Contract shall be the maximum amount of any termination or loss payment required to be paid by such Person (net of any offsetting positions) if such Derivative Contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

Ineligible Securities.  Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

Intellectual Property.  See §8.11.

Interest Payment Date.  (i) As to any Prime Rate Loan, with respect to interest accrued during the applicable calendar quarter, the last day of such calendar quarter (including the calendar quarter that includes the Drawdown Date of such Prime Rate Loan); provided that if the last day of a calendar quarter is not a Business Day, then the Interest Payment Date shall be the next succeeding Business Day; and (ii) as to any Eurocurrency Rate Loan in respect of which the Interest Period is (A) 3 months or less, the last day of such Interest Period and (B) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

Interest Period.  With respect to each Eurocurrency Rate Loan, (i) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement: 1, 2, 3, 6 or 9 months (subject, in the case of 9 month periods, to availability and the consent of each of the Banks), or periods of less than one (1) month, subject to availability and consent of each of the Banks; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)           if any Interest Period with respect to a Eurocurrency Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)           if the Borrower shall fail to give notice as provided in §2.7, (i) for Eurocurrency Rate Loans denominated in Dollars, the Borrower shall be deemed to have requested a conversion of the affected Eurocurrency Rate Loan to a Prime Rate Loan on the last day of the then current Interest Period with respect thereto, and (ii) for Eurocurrency Rate Loans denominated in an Optional Currency, the Borrower shall repay such Eurocurrency Rate Loan on the last day of the then current Interest Period with respect thereto;

(c)           any Interest Period relating to any Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(d)           any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

International Eurocurrency Rate.  For any Interest Period with respect to a Eurocurrency Rate Loan denominated in an Optional Currency, the rate of interest equal to (i) the rate per annum (rounded upwards to the nearest 1/16 of one percent) at which the Reference Bank is offered deposits in the relevant Optional Currency, two (2) Business Days prior to the beginning of such Interest Period in the Eurocurrency Interbank Market where the foreign currency and exchange operations or eurocurrency funding operations of the Agent are customarily conducted at or about 11:00 a.m. (London time), for delivery on the first day of such Interest Period and for the number of days comprised therein and in an amount equal (as nearly as may be) to the Reference Bank’s Commitment Percentage of such Eurocurrency Rate Loan to which such Interest Period applies, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

International Standby Practices.  With respect to any standby Letter of Credit, International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Investments.  All expenditures made and (without duplication) all liabilities incurred (contingently or otherwise) (a) for the acquisition of stock (other than stock of the Borrower) or Indebtedness of any Person, (b) for loans, advances, capital contributions or transfers of property to any Person (other than sales of inventory, licenses of intellectual property and dispositions of obsolete assets in the ordinary course of business consistent with past practices), (c) in respect of any guaranties (or other commitments as described under Indebtedness) of the obligations of any Person; provided that income from Joint Ventures shall not be an Investment for purposes of this Credit Agreement notwithstanding that the Borrower or such Subsidiary may, in accordance with generally accepted accounting principles, account for such income as a debit to the investment account on the Borrower or such Subsidiary’s balance sheet.  In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (ii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) or repayment of loan principal; (iii) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; (iv) the amount of Investments consisting of non-cash property (including without limitation any Intellectual Property) transferred to a Joint Venture shall be deemed to be the book value (determined in accordance with generally accepted accounting principles) of such non-cash property at the time of such transfer to such Joint Venture, disregarding for this purpose any valuation the parties to such Joint Venture shall have placed thereon for purposes of establishing such Joint Venture; provided that a non-perpetual license of Intellectual Property in which the Borrower or the applicable Subsidiary retains rights having significant value and which is of limited exclusivity with respect to the applicable territory or field of use, shall not be deemed to be a transfer of such Intellectual Property for purposes of this definition; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof; provided that the Borrower may in any fiscal period deduct from the aggregate amount of Investments decreases in the value of Investments (up to any aggregate amount of $2,500,000 during the term of this Agreement) to the extent the amount of any such decrease is deducted from Consolidated Net Income of the Borrower and its Subsidiaries during such fiscal period.

Japanese Yen.  The lawful currency of the country of Japan.

Joint Venture.  Any Affiliate of the Borrower or a Subsidiary of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries less than a majority (by number of votes) of the outstanding Voting Stock; provided that notwithstanding the foregoing, Rogers Inoac shall be deemed to be a Joint Venture until such time as the Borrower shall own, directly or indirectly, sixty percent (60%) or more of its outstanding Voting Stock.

Letter of Credit.  See §4.1.1.

Letter of Credit Application.  See §4.1.1.

Letter of Credit Fee.  See §4.6.

Letter of Credit Participation.  See §4.1.4.

Leverage Ratio.  As at any date of determination, the ratio of (a) Total Funded Indebtedness of the Borrower and its Subsidiaries outstanding on such date to (b) EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters ended on such date (or, if such date is not a fiscal quarter end date, the period of four consecutive fiscal quarters most recently ended).

Loan Documents.  This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Guaranty and the Fee Letter.

Loan Request.  See §2.6.

Loans.  Revolving credit loans made or to be made by the Banks to the Borrower pursuant to §2.

Majority Banks.  As of any date, (a) if there are fewer than three (3) Banks, all Banks and (b) if there are three (3) or more Banks, the Banks holding at least sixty percent (60%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments constitutes at least sixty percent (60%) of the Total Commitment.

Maturity Date.  December 8, 2005.

Material Adverse Effect. A material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrowers and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or any Bank to enforce any of the Loan Documents or (c) the ability of the Borrower or any of the Guarantors to perform its obligations under the Loan Documents.

Maximum Drawing Amount.  The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Notes.  The Revolving Credit Notes.

Obligations.  All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof.

Optional Currency.  Any of Japanese Yen, Belgian Francs and the Euro, so long as such currency is freely convertible into Dollars and is traded on a recognized Eurocurrency Interbank Market selected by the Agent in good faith.

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Overnight Rate.  For any day, (a) as to Loans denominated in Dollars, the weighted average interest rate paid by the Agent for federal funds acquired by the Agent, and (b) as to Loans denominated in an Optional Currency, the rate of interest per annum at which overnight deposits in the applicable Optional Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Agent to major banks in the London interbank market.

Participating Member State.  A member state of the European Union that adopts a single currency in accordance with the EU Treaties.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens.  Liens, security interests and other encumbrances permitted by §8.2.

Person.  Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Prime Rate.  The higher of (i) the annual rate of interest announced from time to time by Fleet at its head office in Boston, Massachusetts, as its "prime rate" and (ii) one-half of one percent (1/2%) above the Federal Funds Effective Rate.  The rate of interest announced from time to time by Fleet as its "prime rate" is a reference rate only and does not necessarily represent the lowest or best rate being charged to any customer.  For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

Prime Rate Loans.  Loans denominated in Dollars bearing interest calculated by reference to the Prime Rate.

Pro Forma Basis.  In connection with a proposed stock or asset acquisition, the calculation of compliance with the financial covenants set forth in §9 hereof by the Borrower and its Subsidiaries (including the Person or asset(s) to be acquired) with reference to the audited historical financial results of such Person, if available, and if not so available, then with reference to such management certified financial results of such Person as shall be reasonably acceptable to the Agent (or, if an acquisition of assets, the financial results attributable to such assets) for the most recently ended period of four consecutive fiscal quarters ending prior to the date of such acquisition for which such management certified financial results are available (but in any event ending no later than the penultimate fiscal quarter ending prior to the date of such acquisition), after giving effect on a pro forma basis to such acquisition in the manner described below:

(i)  all Indebtedness (whether under this Credit Agreement or otherwise), all assets and any other balance sheet adjustments incurred or made in connection with such acquisition shall be deemed to have been incurred or made on the first day of such period of four fiscal quarters, and all Indebtedness of the Person acquired or to be acquired in such acquisition which was or will have been repaid in connection with the consummation of such acquisition shall be deemed to have been repaid concurrently with the incurrence of the Indebtedness incurred in connection with such acquisition;

(ii)  all Indebtedness assumed to have been incurred pursuant to the preceding clause (i) shall be deemed to have borne interest at the sum of (a) the arithmetic mean of (x) the Eurocurrency Rate for Eurocurrency Rate Loans denominated in the currency in which such Indebtedness has been incurred having an Interest Period of one month, as in effect on the first day of such period of four fiscal quarters, and (y) the Eurocurrency Rate for Eurocurrency Rate Loans having an Interest Period of one month, as in effect on the last day of such period of four fiscal quarters plus (b) the Applicable Margin on Eurocurrency Rate Loans then in effect (after giving effect to the incurrence of such Indebtedness);

(iii)  without duplication, Consolidated Net Income and EBITDA of the Borrower and its Subsidiaries shall be determined, and any adjustments to Consolidated Net Income and EBITDA which are attributable to the change in ownership and/or management resulting from such acquisition shall be deemed to have been realized, assuming that such acquisition occurred on the first day of such period of four fiscal quarters; and

(iv)  other reasonable cost savings, expenses and other income statement or operating statement adjustments which are attributable to the change in ownership and/or management resulting from such acquisition as may be approved by the Agent in writing (which approval shall not be unreasonably withheld) shall be deemed to have been realized on the first day of such period of four fiscal quarters.

RCRA.  See §6.17(a).

Real Estate.  All real property situated in the United States of America at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Record.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.

Reference Bank.  Fleet National Bank.

Register.  See §18.3.

Reimbursement Obligation.  The Borrower's obligation to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in §4.2.

Revolving Credit Note Record.  A Record with respect to a Revolving Credit Note.

Revolving Credit Notes.  See §2.4.

Rogers Inoac.  Rogers Inoac Corporation, a Japanese corporation.

Sale/Leaseback Arrangement.  See §8.6.

SARA.  See §6.17(a).

Same Day Funds. With respect to disbursements and payments in (a) Dollars, immediately available funds, and (b) an Optional Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Optional Currency.

Shareholder Rights Plan.  The Rights Agreement between the Borrower and Registrar and Transfer Company, as rights agent, and filed with the Securities and Exchange Commission as of March 25, 1997.

Subsidiary.  Any corporation, association, trust, or other business entity of which the designated parent owns or acquires directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock, other than Rogers Inoac.

Synthetic Lease.  Any lease treated as an operating lease under generally accepted accounting principles and as a loan or a financing for U.S. income tax purposes.

Total Commitment.  The sum of the Commitments of the Banks, as in effect from time to time.  On the Closing Date the Total Commitment is $75,000,000.

Total Funded Indebtedness.  On any date of determination, all Indebtedness of the Borrower and its Subsidiaries for borrowed money (including, without limitation, all notes and bonds and all guarantees by such Persons of Indebtedness of others for borrowed money), purchase money Indebtedness, and Indebtedness with respect to Capitalized Leases and Synthetic Leases outstanding on such date, determined on a consolidated basis in accordance with generally accepted accounting principles.  Total Funded Indebtedness shall not include Indebtedness for borrowed money of any Joint Venture unless the Borrower or a Subsidiary has guaranteed the Indebtedness for borrowed money of such joint venture or similar entity or is otherwise liable for such Indebtedness.

Type.  As to any Loan, its nature as a Prime Rate Loan or a Eurocurrency Rate Loan.

Uniform Customs.  With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Unpaid Reimbursement Obligation.  Any Reimbursement Obligation for which the Borrower does not reimburse the Agent and the Banks on the date specified in, and in accordance with, §4.2.

Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

World Properties.  World Properties, Inc., an Illinois corporation and a wholly-owned Subsidiary of the Borrower.

1.2.  Rules of Interpretation.

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification to such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(f)           The words "include", "includes" and "including" are not limiting.

(g)           All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

(h)           Reference to a particular "§" refers to that section of this Credit Agreement unless otherwise indicated.

(i)           The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j)           Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

(k)           This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l)           This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Borrower and are the product of discussions and negotiations among all parties.  Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Banks merely on account of the Agent's or any Bank's involvement in the preparation of such documents.

2.  THE REVOLVING CREDIT FACILITY.

2.1.  Commitment to Lend.  Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.6, such sums in Dollars and/or at the Borrower's option and subject to §2.9, in an Optional Currency, as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment minus the product of such Bank's Commitment Percentage of the sum of (a) the Maximum Drawing Amount and (b) all Unpaid Reimbursement Obligations, provided that the sum of the Dollar Equivalents of the outstanding amounts of the Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment.  The Loans shall be made prorata in accordance with each Bank's Commitment Percentage.  Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §10 and §11, in the case of the initial Loans to be made on the Closing Date, and §11, in the case of all other Loans, have been satisfied on the date of such request.  Each Eurocurrency Rate Loan made to the Borrower hereunder shall be denominated in Dollars, or, subject to §2.9 hereof, in an Optional Currency.

2.2.  Commitment Fee.  The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee calculated at the Commitment Fee Rate per annum on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Dollar Equivalent of the outstanding amount of Loans during such calendar quarter.  The commitment fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

2.3.  Reduction of Total Commitment.  The Borrower shall have the right at any time and from time to time upon three (3) days prior written notice to the Agent to reduce by $5,000,000 or a larger integral multiple of $1,000,000 or terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Agent will notify the Banks of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued on the amount of the reduction.  No reduction or termination of the Commitments may be reinstated.

2.4.  The Revolving Credit Notes.  The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of ExhibitA hereto (each a "Revolving Credit Note"), dated as of the Closing Date and completed with appropriate insertions.  One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Loans made by such Bank, plus interest accrued thereon, as set forth below.  The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Bank's Revolving Credit Note, an appropriate notation on such Bank's Revolving Credit Note Record reflecting the making of such Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Loans set forth on such Bank's Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

2.5.  Interest on the Loans.  Except as otherwise provided in §5.11,

(a)           Each Prime Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date such Prime Rate Loan is repaid at the rate per annum equal to the Prime Rate plus the Applicable Margin for Prime Rate Loans as in effect from time to time.

(b)           Each Eurocurrency Rate Loan denominated in Dollars or an Optional Currency shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the applicable Eurocurrency Rate determined for such Interest Period plus the Applicable Margin for Eurocurrency Rate Loans as in effect from time to time.

(d)           The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

2.6.  Requests for the Loans.  The Borrower shall give to the Agent written notice delivered by telecopier substantially in the form of ExhibitB hereto (or telephonic notice confirmed in a writing delivered by telecopier substantially in the form of ExhibitB hereto) of each Loan requested hereunder (a "Loan Request") no later than 11:00 a.m. (Boston time) (i) on the proposed Drawdown Date of any Prime Rate Loan, (ii) two (2) Business Days prior to the proposed Drawdown Date of any Eurocurrency Rate Loan denominated in Dollars and (iii) three (3) Business Days prior to the proposed Drawdown Date of any Eurocurrency Rate Loan denominated in an Optional Currency.  Each such notice shall specify (A) the principal amount of the Loan requested, stated either in Dollars or, subject to §2.9 hereof, in an Optional Currency, (B) the proposed Drawdown Date of such Loan, (C) the Interest Period for such Loan and (D) the Type of such Loan.  Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof.  Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Banks on the proposed Drawdown Date.  Each Loan Request shall be in a minimum aggregate amount of $250,000 or integral multiples of $50,000 in excess thereof (or, in the case of a Eurocurrency Rate Loan denominated in an Optional Currency, that whole number the Dollar Equivalent of which is nearest to $250,000 or an integral multiple of $50,000 in excess thereof, rounded to the nearest thousand; provided that other amounts denominated in an Optional Currency the Dollar Equivalent of which is greater than $250,000 but not an integral multiple of $50,000 may be borrowed with the consent of each of the Banks).

2.7.  Conversion Options.

2.7.1.  Conversion to Different Type of Loan.  The Borrower may elect from time to time to convert any outstanding Loan denominated in Dollars to a Loan of another Type denominated in Dollars, provided that (i) with respect to any such conversion of a Loan to a Prime Rate Loan, the Borrower shall give the Agent at least one (1) Business Days prior written notice of such election; (ii) with respect to any such conversion of a Prime Rate Loan to a Eurocurrency Rate Loan, the Borrower shall give the Agent at least two (2) Business Days prior written notice of such election; (iii) with respect to any such conversion of a Eurocurrency Rate Loan into a Prime Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto unless the Borrower shall have complied with §5.10, and (iv) no Loan may be converted into a Eurocurrency Rate Loan when any Default or Event of Default has occurred and is continuing.  On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its Eurocurrency Lending Office, as the case may be.  All or any part of outstanding Loans denominated in Dollars of any Type may be converted into a Loan denominated in Dollars of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $250,000 or an integral multiple of $50,000 in excess thereof.  Each Conversion Request relating to the conversion of a Loan to a Eurocurrency Rate Loan shall be irrevocable by the Borrower.

2.7.2.  Continuation of Type of Loan.  Any Loan of any Type may be continued as a Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.7.1; provided that (a) as to any Eurocurrency Rate Loan denominated in Dollars, no such Eurocurrency Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower's account have actual knowledge, and (b) as to any Eurocurrency Rate Loan denominated in an Optional Currency, no such Eurocurrency Rate Loan may be continued as such when a Default or Event of Default has occurred or is continuing or the provisions of §2.9 hereof have not or cannot be met at the time of such continuation, but shall be repaid by the Borrower on the last day of the Interest Period relating thereto.  In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurocurrency Rate Loan as such, then (a) such Eurocurrency Rate Loan denominated in Dollars shall be automatically converted to a Prime Rate Loan on the last day of the first Interest Period relating thereto, and (b) as to any Eurocurrency Rate Loan denominated in an Optional Currency, shall be repaid on the last day of the Interest Period relating thereto.  The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this §2.7 is scheduled to occur.

2.7.3.  Eurocurrency Rate Loans.  Any conversion to or from Eurocurrency Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurocurrency Rate Loans having the same Interest Period shall not be less than $250,000 or an integral multiple of $50,000 in excess thereof (or, in the case of a Eurocurrency Rate Loan denominated in an Optional Currency, that whole number the Dollar Equivalent of which is nearest to $250,000 or an integral multiple of $50,000 in excess thereof, rounded to the nearest thousand; provided that other amounts denominated in an Optional Currency the Dollar Equivalent of which is greater than $250,000 but not an integral multiple of $50,000 may be outstanding with the consent of each of the Banks).  At no time with respect to all Loans under this Credit Agreement shall there be more than six (6) Eurocurrency Rate Loans having different Interest Periods outstanding.

2.8.  Funds for Loans.

2.8.1.  Funding Procedures.  Not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of any Loans, each of the Banks will make available to the Agent, at the Agent's Head Office, in Same Day Funds, the amount of such Bank's Commitment Percentage of the amount of the requested Loans.  Upon receipt from each Bank of such amount, and upon receipt of the documents required by §10 (in the case of such Loans to be made on the Closing Date) and §11, and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the Banks.  The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Loans.  In the event that any Bank gives the Agent notice that it will not make available to the Agent the amount of its Commitment Percentage of the requested Loans, the Agent will promptly notify the Borrower of its receipt of such notice.

2.8.2.  Replacement Banks.  If any Bank fails to make available to the Agent its Commitment Percentage of any Loan within three (3) Business Days following the Drawdown Date of such Loan (each, an "Affected Bank"), then within a period of thirty (30) days after such Drawdown Date, the Borrower may, but shall not be required to, request that a replacement bank or banks designated by the Borrower and satisfactory to the Agent acquire and assume the outstanding Loans and Commitment of the Affected Bank.  The Affected Bank, any replacement bank or banks which are to acquire the Loans and Commitment of the Affected Bank and the Borrower shall execute and deliver to the Agent, in accordance with the provisions of §18 hereof, such Assignments and Acceptances and other instruments, including, without limitation, Notes, as are required pursuant to §18 hereof to give effect to such acquisition and assumption. On the effective date of the applicable Assignments and Acceptances, the Borrower shall pay to the Affected Bank all interest accrued on its Loans up to but excluding such date, along with any fees payable to such Affected Bank hereunder up to but excluding such date, other than commitment fees accrued in accordance with §2.2 for any period after the Drawdown Date of the Loan that the Affected Bank failed to make available to the Agent; provided that if the Loan that the Affected Bank failed to make available was to have been denominated in an Optional Currency, the Borrower shall pay to such Affected Bank all such fees (including all commitment fees) through the effective date of the applicable Assignment and Acceptance.

2.9. Optional Currencies.

2.9.1. General.  Subject to this §2.9.1 and the satisfaction of the terms and conditions of §10 (in the case of such Loans to be made on the Closing Date) and §11, each Loan requested to be made in an Optional Currency will be made on the Drawdown Date specified therefor in the applicable Loan Request, in the Optional Currency requested in such Loan Request and, upon being so made, will have the Interest Period requested in such Loan Request.  If on or prior to any Drawdown Date of a Loan which the Borrower has requested be denominated in an Optional Currency, any Bank determines (which determination shall be conclusive) that the requested Optional Currency is not freely transferable and convertible into Dollars or that it will be impracticable for such Bank to fund the Loan in such Optional Currency, then such Bank shall immediately so notify the Agent and the Borrower, and such Bank’s portion of the requested Loan shall instead be denominated in Dollars.  In the event that the Borrower repays such portion of a Loan denominated in Dollars in accordance with §3 hereof and such repayment, and the fluctuation of currency exchange rates, results in Loans being then outstanding that are not held pro rata in accordance with respective Commitment Percentages of the Banks, then all subsequent principal repayments denominated in the Optional Currency which the applicable Bank did not advance shall be made by the Borrower to the Agent for the respective accounts of the Banks other than such Bank on a pro rata basis until such time as the Loans are outstanding on a pro rata basis.

2.9.2. Exchange Rate.  For purposes of this Credit Agreement the amount in one Optional Currency which shall be equivalent on any particular date to a specified amount in another Optional Currency shall be that amount (as conclusively ascertained by the Agent by its normal banking practices, absent manifest error) in the first Optional Currency which is or could be purchased by the Agent (in accordance with normal banking practices) with such specified amount of the second Optional Currency in any recognized Eurocurrency Interbank Market selected by the Agent in good faith for delivery on such date at the spot rate of exchange prevailing at 11:00 a.m. (London time) on such date.

2.9.3. Multiple Denominations.  In the event that any portion of the funds available under the terms of this Credit Agreement is denominated in one or more Optional Currencies, the Dollar Equivalent of such portion of the funds shall be calculated pursuant to the definition of “Dollar Equivalent”.  The amount so determined shall then be added to the amount already outstanding in Dollars for the purpose of determining the remaining availability of funds under §2.1 hereof and any required repayments under §3.2(a).

2.9.4. Funding.  A Bank may make any Loan denominated in an Optional Currency by causing its Eurocurrency Lending Office or any of its foreign branches or foreign affiliate to make such Loan (whether or not such lending office, branch or affiliate is named as a lending office on Schedule 1 hereto); provided that in such event the obligation of the Borrower to repay such Loan shall nevertheless be to such Bank and shall, for all purposes of this Credit Agreement (including without limitation for purposes of the definition of the term "Majority Banks") be deemed made by such Bank to the extent of such Loan, for the account of such applicable lending office, branch or affiliate.

3.     REPAYMENT OF THE REVOLVING CREDIT LOANS.

3.1.  Maturity.  The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

3.2.  Mandatory Repayments of the Loans.

(a)           If at any time the sum of the Dollar Equivalents of the outstanding amounts of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment (whether as a result of currency fluctuations or otherwise), then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application:  first, to any Unpaid Reimbursement Obligations; second, to the Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c).

(b)           Each payment of any Unpaid Reimbursement Obligations or prepayment of Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

3.3.  Optional Repayments of the Loans.  The Borrower shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurocurrency Rate Loans pursuant to this §3.3 may be made only on the last day of the Interest Period relating thereto unless the Borrower shall have complied with §5.10.  The Borrower shall give the Agent written notice no later than 10:00 a.m. (Boston time) (i) on the date of any proposed prepayment pursuant to this §3.3 of Prime Rate Loans, (ii) two (2) Business Days notice of any proposed prepayment pursuant to this §3.3 of Eurocurrency Rate Loans denominated in Dollars and (iii) three (3) Business Days notice of any proposed prepayment pursuant to this §3.3 of Eurocurrency Rate Loans denominated in an Optional Currency, in each case specifying the proposed date of prepayment of Loans and the principal amount to be prepaid.  Each such partial prepayment of the Loans shall be in an integral multiple of $50,000 (or in the case of a Loan denominated in an Optional Currency an amount (rounded to the nearest thousand) of which the Dollar Equivalent is $50,000), shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Prime Rate Loans and then to the principal of Eurocurrency Rate Loans.  Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4.  LETTERS OF CREDIT.

4.1.  Letter of Credit Commitments.

4.1.1.  Commitment to Issue Letters of Credit.  Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in §4.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, at any time and from time to  time from the Closing Date to the date which is thirty (30) days prior to the Maturity Date, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a "Letter of Credit") denominated in Dollars, in such form as may be requested from time to time by the Borrower and agreed to by the Agent; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $5,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount of all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the Dollar Equivalent of the amount of all Loans outstanding shall not exceed the Total Commitment.  The parties hereto hereby acknowledge and agree that on the Closing Date the Existing Letters of Credit shall be deemed to be, and shall become, Letters of Credit outstanding hereunder for all purposes of this Credit Agreement, including without limitation the Borrower's reimbursement obligations under §4.2 and the reimbursement and participation obligations of the Banks under §§4.1.4 and 4.1.5.

4.1.2.  Letter of Credit Applications.  Each Letter of Credit Application shall be completed to the satisfaction of the Agent.  In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

4.1.3.  Terms of Letters of Credit.  Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (i) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (ii) have an expiry date no later than seven (7) days prior to the Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices.

4.1.4.  Reimbursement Obligations of Banks.  Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §4.2 (such agreement for a Bank being called herein the "Letter of Credit Participation" of such Bank).

4.1.5.  Participations of Banks.  Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under §4.2 in an amount equal to such payment.  Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to §4.2.

4.2.  Reimbursement Obligation of the Borrower.  In order to induce the Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder,

(a)           except as otherwise expressly provided in §4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Agent, or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes (other than Excluded Taxes), fees, charges or other costs and expenses whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, such Letter of Credit,

(b)           upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations, and

(c)           upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §12, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent's Head Office in Same Day Funds.  Interest on any and all amounts remaining unpaid by the Borrower under this §4.2 at any time from the date such amounts become due and payable (whether as stated in this §4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in §5.11 for overdue principal on Prime Rate Loans.

4.3.  Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  If the Borrower fails to reimburse the Agent as provided in §4.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation.  No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at the Agent's Head Office, in Same Day Funds, such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the Overnight Rate for each day included in such period, times (ii) the amount equal to such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, times (iii) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 360.  The responsibility of the Agent to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

4.4.  Obligations Absolute.  The Borrower's obligations under this §4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit.  The Borrower further agrees with the Agent and the Banks that the Agent and the Banks shall not be responsible for, and the Borrower's Reimbursement Obligations under §4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee.  The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except to the extent such error, omission, interruption or delay arose from the Agent's gross negligence or willful misconduct.  The Borrower agrees that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and absent gross negligence or willful misconduct, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Bank to the Borrower.

4.5.  Reliance by Issuer.  To the extent not inconsistent with §4.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.  In connection with Letters of Credit, the Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. In connection with Letters of Credit, the Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

4.6.  Letter of Credit Fee.  The Borrower shall pay a fee (in each case, a "Letter of Credit Fee") to the Agent in respect of each documentary or standby Letter of Credit calculated at the rate equal to the Applicable Margin for Eurocurrency Rate Loans per annum of the face amount of such Letter of Credit, which Letter of Credit Fee shall be for the accounts of the Banks in accordance with their respective Commitment Percentages.  The Letter of Credit Fees for each Letter of Credit shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter.  In respect of each Letter of Credit, the Borrower shall also pay to the Agent for the Agent's own account, at such other time or times as such charges are customarily made by the Agent, the Agent's customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

5.  CERTAIN GENERAL PROVISIONS.

5.1.  Arrangement Fee.  The Borrower agrees to pay to the Agent, for the Agent's own account, on the Closing Date an arrangement fee in the amount set forth the Fee Letter.

5.2.  Agent's Fee.

The Borrower agrees to pay to the Agent, for the Agent's own account, on the Closing Date and on the other dates set forth in the Fee Letter, an Agent's fee in the amount set forth in the Fee Letter.

5.3.  Funds for Payments.

5.3.1.  Payments to Agent.  All payments of principal, interest, Reimbursement Obligations, commitment fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made in Same Day Funds on the due date thereof to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other place that the Agent may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment).

5.3.2.  No Offset, etc.  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes (other than any Excluded Taxes, if applicable), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Agent certificates  or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

5.3.3. Currency Matters.

(a)           Dollars are the currency of payment for each and every sum due at any time from the Borrower hereunder; provided, that (i) except as expressly provided in this Credit Agreement, each repayment of a Loan or a part thereof shall be made in the currency in which such Loan is denominated at the time of repayment; (ii) each payment of interest shall be made in the currency in which the applicable principal amount is denominated; (iii) each payment of Letter of Credit Fees and commitment fees shall be in Dollars; (iv) each payment in respect of costs, expenses and indemnities shall be made in the currency in which they were incurred; and (v) any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

(b)           No payment to the Agent or any Bank (whether under any judgment or court order or otherwise) shall discharge the obligation or liability in respect of which it was made unless and until the Agent or such Bank shall have received payment in full in the currency in which such obligation or liability was incurred, and to the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability expressed in that currency, the Borrower shall indemnify and hold harmless the Agent or such Bank, as the case may be, with respect to the amount of the shortfall.  In the event that, notwithstanding the requirements of §5.3.3(a), the Borrower makes a payment in a currency other than the currency in which the amount to be paid is expressed, the Agent or the Bank receiving such payment shall use reasonable efforts to convert such amount promptly into such currency in accordance with its usual and customary practice.

5.4.  Computations.  All computations of interest on the Loans (other than Prime Rate Loans), commitment fees, Letter of Credit Fees and all other fees and charges shall be based on a 360-day year and paid for the actual number of days elapsed.  All computations of interest on Prime Rate Loans shall be based on a 365-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurocurrency Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Agent shall disclose to the Borrower the outstanding amount of the Loans as reflected on the Revolving Credit Note Records from time to time within ten (10) days after notice from the Borrower requesting such amount.  The outstanding amount of the Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, the Agent or such Bank shall notify the Borrower to the contrary.

5.5.  Inability to Determine Eurocurrency Rate.  In the event, prior to the commencement of any Interest Period relating to any Eurocurrency Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the Eurocurrency Rate that would otherwise determine the rate of interest to be applicable to any Eurocurrency Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks.  In such event (i) any Loan Request or Conversion Request with respect to Eurocurrency Rate Loans shall, in the case of Loans denominated in Dollars, be deemed a request for Prime Rate Loans, and in the case of any Eurocurrency Loan denominated in an Optional Currency, be withdrawn, (ii) each Eurocurrency Rate Loan denominated in Dollars will automatically, on the last day of the then current Interest Period relating thereto, become a Prime Rate Loan, (iii) each Eurocurrency Rate Loan denominated in an Optional Currency will be required to be repaid on the last day of the then current Interest Period relating thereto, and (iv) the obligations of the Banks to make Eurocurrency Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Banks.

5.6.  Illegality.  Notwithstanding any other provisions herein, if any change in any law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurocurrency Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (i) the commitment of such Bank to make Eurocurrency Rate Loans or convert Loans of another Type to Eurocurrency Rate Loans or to make Loans in any Optional Currency shall forthwith be suspended and (ii) such Bank's Loans then outstanding as Eurocurrency Rate Loans, if any, shall (x) if denominated in Dollars, be converted automatically to Prime Rate Loans on the last day of each Interest Period applicable to such Eurocurrency Rate Loans or within such earlier period as may be required by law and (y) if denominated in an Optional Currency, be immediately repaid.  The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this §5.6, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurocurrency Rate Loans hereunder.

5.7.  Additional Costs, etc.  If any change in any applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)           subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Bank's Commitment or the Loans (other than Excluded Taxes), or

(b)           change the basis of taxation (except for changes in Excluded Taxes) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or

(c)           impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

(d)           impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Bank's Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is:

(i)           to increase in any material respect the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment or any Letter of Credit, or

(ii)          to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment, any Letter of Credit or any of the Loans, or

(iii)         to require such Bank or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other material sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

5.8.  Capital Adequacy.  If after the date hereof any Bank or the Agent determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (ii) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the applicable interest rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances.  If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank's reasonable determination, provide adequate compensation.  Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

5.9.  Certificate.  A certificate setting forth any additional amounts payable pursuant to §§5.7 or 5.8 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

5.10.  Indemnity.  The Borrower agrees to indemnify each Bank and to hold  each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (i) default by the Borrower in payment of the principal amount of or any interest on any Eurocurrency Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurocurrency Rate Loans, (ii) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with §2.6 or §2.7 or (iii) the making of any payment of a Eurocurrency Rate Loan or the making of any conversion of any such Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

5.11.  Interest After Default.  During the continuance of a Default or an Event of Default the principal of the Loans and all other amounts payable hereunder or under any of the other Loan Documents shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Majority Banks pursuant to §25, bear interest at a rate per annum (a) in the case of the Loans, equal to two percent (2%) above the rate of interest otherwise applicable to such Loans pursuant to §2.5, and (b) in the case of all such other amounts, equal to two percent (2%) above the rate of interest otherwise applicable to Prime Rate Loans pursuant to §2.5.

5.12. European Monetary Union.

(a)           If, as a result of the implementation of the EMU, (i) any Optional Currency ceases to be lawful currency of the nation issuing such Optional Currency and is replaced by the Euro as the lawful currency of such nation, or (ii) any Optional Currency and the Euro are at the same time recognized by the central bank or comparable authority of the nation issuing such Optional Currency as lawful currency of such nation, then:

(x)           if the Agent or the Majority Banks shall so notify the Borrower, any amount payable hereunder in such Optional Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate recognized by the European Central Bank for the purposes of implementing the EMU; and

(y)           if so specified in the notice delivered under clause (x) or in any subsequent notice, the Optional Currency recognized at the same time as the Euro shall no longer be available as an Optional Currency for purposes of this Credit Agreement. Such notice shall apply to (1) any Loan to be made on or after such notice or (2) any Loan outstanding at the time of such notice and denominated in such Optional Currency, following the expiration of the Interest Period applicable to such outstanding Loan.

(b)           The Agent may in its discretion by notice to the Banks and the Borrower (i) modify the definition of "Business Day" to include a principal financial center of any Participating Member State where Loans denominated in the Euro are or are to be funded, or any amounts are or are to be paid in Euros; (ii) designate an account or accounts at a bank in a principal financial center of any Participating Member State for receiving payments to the Agent, whether for the account of the Agent or for the account of the Banks, in immediately available funds, in Euros or for disbursing Loans denominated in Euros; (iii) designate the date or time for fixing the Eurocurrency Rate for Loans denominated in Euros for any Interest Period to be consistent with any practice or convention in the applicable interbank market; (iv) designate the fraction for rounding upwards quotations to the Reference Bank used to determine the Eurocurrency Rate for Loans denominated in Euros, to be consistent with the rounding of quotations by the Reference Bank for other Optional Currencies and consistent with any practice or convention in the applicable interbank market, in the reasonable judgment of the Agent; (v) designate other mechanics for fixing the Eurocurrency Rate for Loans denominated in Euros to be, in the reasonable judgment of the Agent, consistent with the mechanics for determining rates for other Optional Currencies and consistent with any practice or convention in the applicable interbank market, in the reasonable judgment of the Agent; (vi) designate the basis of accrual of interest, fees or other amounts to be consistent with any practice or convention in the applicable interbank market with respect to amounts calculated or payable in Euros; (vii) designate a convenient amount in Euros to account for de minimis rounding in instances where this Credit Agreement specifies an amount to be paid in an Optional Currency that is, under the terms of this Section, to be paid in Euros.

(c)           Section 5.5 of this Credit Agreement shall not apply in the event that an Optional Currency is not available or an interbank offered rate may not be quoted for such Optional Currency, solely because such Optional Currency ceases to be lawful currency of the nation issuing such Optional Currency and is replaced by the Euro as the lawful currency of such nation, so long as the Euro is available as an Optional Currency and the Eurocurrency Rate may be quoted for the Euro.

(d)           The Borrower agrees, at the request of any Bank or the Agent, to compensate such Bank or the Agent for any reasonable loss, cost, expense or reduction in return that shall be incurred or sustained by such Bank or the Agent as a result of the implementation of the EMU that would not have been incurred or sustained but for the transactions contemplated by this Credit Agreement.  A certificate of a Bank or the Agent setting forth (i) the amount or amounts necessary to compensate such Bank or the Agent, (ii) a description of the nature of the loss or expense sustained or incurred by such Bank or the Agent, as the case may be, as a consequence thereof and (iii) a reasonably detailed explanation of the calculation thereof shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Bank or the Agent, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.  Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

6.  REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

The Borrower represents and warrants to the Banks and the Agent as follows:

6.1.  Corporate Authority.

6.1.1.  Incorporation; Good Standing.  Each of the Borrower and its Subsidiaries (i) is a corporation or other limited liability entity duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation except, in the case of Foreign Subsidiaries, where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

6.1.2.  Authorization.  The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority (corporate or otherwise) of such Person, (ii) have been duly authorized by all necessary proceedings (corporate or otherwise), (iii) to the knowledge of the Borrower or any of its Subsidiaries, do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries and (iv) do not conflict with any provision of the charter or bylaws of, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.

6.1.3.  Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

6.2.  Governmental Approvals.  The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

6.3.  Title to Properties; Leases.  Except as indicated on Schedule6.3 hereto and except for property and assets disposed of pursuant to §8.5.2, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets either singly or in the aggregate (i) the failure of which to be owned by the Borrower or a Subsidiary would not have a Material Adverse Effect, or (ii) sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

6.4.  Financial Statements and Projections.

6.4.1.  Fiscal Year.  Except as set forth in Schedule 6.4.1, the Borrower and each of its Domestic Subsidiaries has a fiscal year which is the twelve months beginning on the Monday nearest January 1 and ending on the Sunday nearest December 31 of each year.

6.4.2.  Financial Statements.  There has been furnished to each of the Banks a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, each certified by Ernst & Young LLP.  Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended.  There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

6.4.3.  Projections.  The projections of the annual operating budgets of the Borrower and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2000 to 2004 fiscal years of the Borrower, copies of which have been delivered to each Bank, disclose all material assumptions made with respect to general economic, financial and market conditions used in formulating such projections.  To the knowledge of the Borrower or any of its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections.  The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower and its Subsidiaries of the results of operations and other information projected therein.

6.5.  No Material Changes, Solvency etc.  (a) Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any Material Adverse Effect.  Since the Balance Sheet Date, the Borrower has not made any Distributions other than as permitted by §8.4.

(b)  Except as disclosed on Schedule 6.5(b), the Borrower and each of its Subsidiaries (both before and after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents) (i) is solvent, (ii) has assets having a fair value in excess of its liabilities, (iii) has assets having a fair value in excess of the amount required to pay its liabilities on existing debts as such debts become absolute and matured, and (iv) has, and expects to continue to have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

6.6.  Franchises, Patents, Copyrights, etc.  Each of the Borrower and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except where the failure to possess any of the foregoing would not, either in any case or in the aggregate, have a Material Adverse Effect.

6.7.  Litigation.  Except as set forth in Schedule6.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, have a Material Adverse Effect, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

6.8.  No Materially Adverse Contracts, etc.  Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have a Material Adverse Effect.

6.9.  Compliance with Other Instruments, Laws, etc.  Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.

6.10.  Tax Status.  The Borrower and its Subsidiaries (i) to their knowledge have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (ii) to their knowledge have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (iii) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be overdue by the taxing authority of any jurisdiction except for those being contested in good faith and by appropriate proceedings, and (except in respect of such contested taxes) the officers of the Borrower know of no basis for any such claim.  On the Closing Date, neither the Borrower nor its Subsidiaries is the subject of an ongoing audit conducted by the Internal Revenue Service or an agency having equivalent authority in any other country, except as otherwise set forth on Schedule 6.10.

6.11.  No Event of Default.  No Default or Event of Default has occurred and is continuing.

6.12.  Holding Company and Investment Company Acts.  Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

6.13.  Absence of Financing Statements, etc.  To the knowledge of the Borrower or any of its Subsidiaries, after reasonable inquiry, and except with respect to the liens set forth on Schedule 8.2 and other Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

6.14.  Certain Transactions.  Except for arm's length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the Borrower’s officers, directors, or to the knowledge of the Borrower employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

6.15.  Employee Benefit Plans.

6.15.1.  In General.  Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA, except where such noncompliance would not have a Material Adverse Effect.

6.15.2.  Terminability of Welfare Plans.  No Employee Benefit Plan that is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA provides benefit coverage subsequent to termination of employment, except as set forth on Schedule 6.15 or as required by Title I, Part 6 of ERISA or the applicable state insurance laws. The Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without liability to any Person other than for claims arising prior to termination.

6.15.3.  Guaranteed Pension Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code.  No liability to the PBGC (other than required insurance premiums, all of which have been paid when due) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.  Based on the valuation of each Guaranteed Pension Plan dated as of January 1, 2000, and on the actuarial methods and assumptions employed for that valuation, as of January 1, 2000 the benefit liabilities of each such Guaranteed Pension Plan within the meaning of §4001 of ERISA did not exceed the value of the assets of such Guaranteed Pension Plan by more than $500,000.

6.15.4.  Multiemployer Plans.  Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA.  Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

6.16.  Use of Proceeds.

6.16.1.  General.  The proceeds of the Loans shall be used on the Closing Date to repay all existing Indebtedness outstanding under the Existing Fleet Agreement and thereafter for working capital and general corporate purposes.  The Borrower will obtain Letters of Credit solely for general corporate purposes.

6.16.2.  Regulations U and X.  No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

6.16.3.  Ineligible Securities.  No portion of the proceeds of any Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within 30 days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

6.17.  Environmental Compliance.  Except as disclosed on Schedule 6.17:

(a)           to the best of the knowledge of the Borrower or its Domestic Subsidiaries, none of the Borrower, its Domestic Subsidiaries or any of the Real Estate currently owned or leased by any one or more of them or in respect of which any of them is an "operator" within the meaning of that term as used in 42 U.S.C. §§9601 et seq. is in violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any analogous state or local statute, regulation, ordinance, order or decree (hereinafter "Environmental Laws"), which violation would have a Material Adverse Effect;

(b)           neither the Borrower nor any of its Domestic Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any Borrower or any of its Domestic Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) in connection with such third party's incurrence of costs, expenses, losses or damages of any kind whatsoever caused by the release of Hazardous Substances; and

(c)           to the knowledge of the Borrower or its Domestic Subsidiaries after reasonable inquiry, (i) no portion of the Real Estate currently owned or leased by any one or more of them or in respect of which any of them is an "operator" within the meaning of that term as used in 42 U.S.C. §§9601 et seq. has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws (A) at any time since 1995; or (B) between 1980 and 1995, other than matters which have been closed and could not reasonably be expected to be reopened and as to which the failure to comply with such laws would not have a Material Adverse Effect; or (C) prior to 1980, other than matters as to which the failure to comply with such laws would not have a Material Adverse Effect; (ii) no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of that Real Estate except in accordance with applicable Environmental Law; (iii) in the course of any business or operations conducted by the Borrower, its Domestic Subsidiaries or other operators of its properties, no Hazardous Substances are currently being generated or are currently being used on the Real Estate except in accordance with applicable Environmental Laws; (iv) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the Real Estate currently owned or leased by any one or more of them or in respect of which any of them is an "operator" within the meaning of that term as used in 42 U.S.C. §§9601 et seq. of the Borrower or its Domestic Subsidiaries, which releases would have a Material Adverse Effect; (v) there have been no releases from any real property in the vicinity of any of the Real Estate currently owned or leased by any one or more of them or in respect of which any of them is an "operator" within the meaning of that term as used in 42 U.S.C. §§9601 et seq. which, through soil or groundwater contamination, may have come to be located on that Real Estate, and which would have a Material Adverse Effect; and (vi) any Hazardous Substances that have been generated on any of the Real Estate currently owned or leased by any one or more of them or in respect of which any of them is an "operator" within the meaning of that term as used in 42 U.S.C. §§9601 et seq. have been transported offsite by carriers having an identification number issued by the EPA, treated or disposed of by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws at the time of such transportation, treatment or disposal.

6.18.  Subsidiaries, etc.  The only Subsidiaries of the Borrower are set forth on Schedule 6.18 hereto.  Except as set forth on Schedule6.18 hereto or as permitted by §8.3, neither the Borrower nor any Subsidiary of the Borrower has an interest in any Joint Venture or is engaged in any partnership with any other Person.

6.19.  Disclosure.  None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading.  There is no fact known to the Borrower or any of its Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

7.  AFFIRMATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

7.1.  Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees, the Agent's fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

7.2.  Maintenance of Office.  The Borrower will maintain its chief executive office in Rogers, Connecticut, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

7.3.  Records and Accounts.  The Borrower will (i) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (iii) at all times engage Ernst & Young LLP or other independent certified public accountants satisfactory to the Agent as the independent certified public accountants of the Borrower and its Subsidiaries (on a consolidated basis) and will not permit more than thirty (30) days to elapse between the cessation of such firm's (or any successor firm's) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Agent.

7.4.  Financial Statements, Certificates and Information.  The Borrower will deliver to each of the Banks:

(a)           as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification (other than a qualification regarding changes in generally accepted accounting principles) by Ernst & Young LLP or by other independent certified public accountants satisfactory to the Agent, together with a written statement from such accountants to the effect that they have examined the relevant sections of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default under §§8 or 9 of this Credit Agreement, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default under any of such sections they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;

(b)           as soon as practicable, but in any event not later than forty-seven (47) days after the end of each of the fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for such fiscal quarter and for the portion of the Borrower's fiscal year then elapsed, each setting forth in comparative form the figures for the comparable periods in the previous fiscal year (where applicable), all such consolidated statements to be in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by a principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)           simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by a principal financial or accounting officer of the Borrower in substantially the form of ExhibitC hereto setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

(d)           contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

(e)           not later than May 1 of each year, (i) a budget for the fiscal year of the Borrower and (ii) projections of the Borrower and its Subsidiaries updating those projections delivered to the Banks and referred to in §6.4.3 or, if applicable, updating any later such projections delivered pursuant to this §7.4(e); and

(f)           from time to time such other financial data and information (including an annual accountants' management letter) as the Agent or any Bank may reasonably request.

7.5.  Notices.

7.5.1.  Defaults.  The Borrower will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default.

7.5.2.  Environmental Events.  The Borrower will promptly give notice to the Agent and each of the Banks (i) of any violation of any Environmental Law that the Borrower or any of its Domestic Subsidiaries reports in writing to any federal, state or local environmental agency and may reasonably be expected to have a Material Adverse Effect, and (ii) any written notice from any federal, state or local environmental agency or board of potential environmental liability that may reasonably be expected to have a Material Adverse Effect.

7.5.3.  Notice of Litigation and Judgments.  The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and stating the nature and status of such litigation or proceedings.  The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $5,000,000.

7.5.4.  Notice of Underfunding.  The Borrower will promptly notify the Agent if at any time, based on the latest valuation of each Guaranteed Pension Plan, and on the actuarial methods and assumptions employed for that valuation, the benefit liabilities of each such Guaranteed Pension Plan within the meaning of §4001 of ERISA exceed the value of the assets of such Guaranteed Pension Plan.

7.6.  Corporate Existence; Maintenance of Properties.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company.  It (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §7.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and would not have a Material Adverse Effect.

7.7.  Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

7.8.  Taxes.  The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property, other than amounts not to exceed $5,000.00 where the failure to make such payment would not constitute a Material Adverse Effect; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

7.9.  Inspection of Properties and Books, etc.

7.9.1.  General.  The Borrower shall permit the Banks, through the Agent or any of the Banks' other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request.

7.9.2.  Communications with Accountants.  The Borrower authorizes the Agent and, if accompanied by the Agent, the Banks to communicate directly with the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries.  At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §7.9.2.

7.10.  Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with (i) the applicable laws and regulations wherever its business is conducted, (ii) the provisions of its charter documents and by-laws, (iii) all agreements and instruments by which it or any of its properties may be bound and (iv) all applicable decrees, orders, and judgments.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

7.11.  Compliance with Environmental Laws.  The Borrower will, and will cause each of its Domestic Subsidiaries to, comply with all applicable Environmental Laws and the terms of any permits, licenses or approvals required for the operation of the Borrower's or any Domestic Subsidiaries' businesses or Real Estate currently owned, leased or "operated" within the meaning of 42 U.S.C. §§9601 et seq. by any one or more of them, other than where such failure to comply could not result in a fine, judgment, penalty or other levy in excess of $10,000.00 and could not result in an order of any court or administrative or regulatory agency enjoining or otherwise preventing the use of any material part of the Borrower's or any Domestic Subsidiary's business.

7.12.  Employee Benefit Plans.  The Borrower will (i) promptly upon request of the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

7.13.  Use of Proceeds.  The Borrower will use the proceeds of the Loans and will obtain Letters of Credit solely for the purposes described in §6.16.1.

7.14.  Additional Subsidiaries.  If, after the Closing Date, the Borrower or any of its Subsidiaries creates or acquires, either directly or indirectly, any Subsidiary, or acquires an interest in any Joint Venture, it will immediately notify the Agent and the Banks of such creation or acquisition, as the case may be, and provide the Agent and the Banks with an updated Schedule 6.18 hereof.  The Borrower will cause each Domestic Subsidiary (other than World Properties) created, acquired or existing on or after the Closing Date to become a Guarantor within thirty (30) days of such Domestic Subsidiary having been created, acquired or existing, and shall cause such Subsidiary to execute and deliver to the Agent for the benefit of the Agent and the Banks a Guaranty, together with a legal opinion in form and substance reasonably satisfactory to the Agent to be delivered to the Agent and the Banks opining as to the authorization, validity and enforceability of such Guaranty.

7.15.  Further Assurances.  The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

8.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligations to issue, extend or renew any Letters of Credit:

8.1.  Restrictions on Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than the following (each of which categories shall be interpreted as being separately permitted, notwithstanding any overlap among such categories):

(a)           Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

(b)           endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c)           Indebtedness (i) incurred in connection with the secured financing of any real or personal property by the Borrower or any of its Domestic Subsidiaries, (ii) under any Synthetic Lease or (iii) under any Capitalized Lease, provided that the aggregate principal amount of such Indebtedness (including under any such Synthetic Lease or Capitalized Lease) of the Borrower and its Domestic Subsidiaries shall not exceed the aggregate amount of $5,000,000 at any one time;

(d)           Indebtedness of the Borrower and its Domestic Subsidiaries existing on the date hereof and listed and described on Schedule8.1(d) hereto;

(e)           Indebtedness of the Borrower's Foreign Subsidiaries existing on the date hereof and listed and described on Schedule8.1(e) hereto;

(f)           Indebtedness (i) of a Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower, (ii) of the Borrower to any Guarantor, or (iii) of the Borrower to World Properties in an aggregate principal amount not to exceed $30,000,000; provided that in each of cases (ii) and (iii) above, such Indebtedness shall be subordinated to the Obligations on terms and conditions satisfactory to the Agent and the Banks;

(g)           Indebtedness in respect of borrowings against the cash value of life insurance policies owned by the Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed $6,000,000;

(h)           Indebtedness of Foreign Subsidiaries (other than as permitted by §8.1(f)) which, when aggregated with amounts outstanding under §8.1(e), shall not exceed fifty percent (50%) of Consolidated Foreign Tangible Assets at any time;

(i)           Indebtedness (in addition to and other than Indebtedness otherwise permitted and classified as Investments pursuant to paragraphs (g) and (h) of Section 8.3 hereof) in respect of guaranties by the Borrower or any of its Domestic Subsidiaries of Indebtedness of Foreign Subsidiaries or Joint Ventures ("Guarantied JV/Foreign Indebtedness"); provided that the aggregate principal amount of all Guarantied JV/Foreign Indebtedness shall not exceed $5,000,000 at any time outstanding;

(j)           Indebtedness in respect of Derivative Contracts entered into solely for hedging (and not speculative) purposes in the ordinary course of the Borrower's (or the applicable Subsidiary's) business; and

(k)           unsecured Indebtedness of the Borrower and its Domestic Subsidiaries other than as permitted by clauses (a) through (j) above; provided that the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding.

8.2.  Restrictions on Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (iii) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (iv) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (v) sell, assign, pledge or otherwise transfer any "receivables" as defined in clause (vii) of the definition of the term "Indebtedness," with or without recourse; or (vi) enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits the Borrower or any of its Subsidiaries from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest other than in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents and other than customary anti-assignment provisions in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business, provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist the following (each of which categories shall be interpreted as being separately permitted, notwithstanding any overlap among such categories):

(a)           liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

(b)           liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

(c)           deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

(d)           liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(e)           liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

(f)           encumbrances on real property owned by the Borrower or a Subsidiary consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, which defects and irregularities do not individually or in the aggregate have a Material Adverse Effect; and landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party;

(g)           liens existing on the date hereof and listed on Schedule8.2 hereto;

(h)           purchase money security interests in, title retention agreements in, conditional sales agreements for, purchase money mortgages on or other single asset liens on real or personal property securing Indebtedness of the type and amount permitted by §8.1(c), which security interests, mortgages or liens cover only the applicable real or personal property and do not extend to any other assets or properties of the Borrower or its Subsidiaries;

(i)           liens or security interests arising pursuant to or in connection with the Economic Development and Manufacturing Assistance Act of 1990 (the "Act") set forth in Sections 32-220 to 32-234 of Chapter 5881 of Title 32 of the General Statutes of Connecticut Revision of 1958, Revised to 1996 as the same may be amended from time to time (the "Connecticut Statutes") and as set forth in Connecticut tax code (the "Connecticut Tax Code") Section 12-81(70) and (72) of Chapter 201 of Title 12 of the Connecticut Statues (the lien described in this clause (i) shall be limited to transactions in which tax credits or exemptions are granted to purchasers under the Act and the Connecticut Tax Code arising from the purchase of specific machinery and equipment);

(j)           liens or security interests in, or pledges or assignments of, life insurance policies owned by the Borrower or any of its Subsidiaries securing borrowings against the cash value of said policies provided that the Indebtedness in respect of such borrowings is permitted by §8.1(g);

(k)           liens on the assets and properties of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted by §8.1(h); and

(l)           unrecorded minor liens, leases or encumbrances on the Real Estate or other assets of the Borrower and its Subsidiaries which do not interfere materially with the use of the property or assets affected in the ordinary course of such Person's business and do not secure Indebtedness for borrowed money.

8.3.  Restrictions on Investments.  The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in the following (each of which categories shall be interpreted as being separately permitted, notwithstanding any overlap among such categories):

(a)           marketable direct or guaranteed obligations of the United States of America or any state or city therein, in each case that mature within two (2) years from the date of purchase by the Borrower; provided that such obligations of any such state or city shall have a long-term credit rating of not less than “A” by Moody’s Investors Service, Inc. and Standard & Poors Ratings Services;

(b)           demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks (including any offshore branches thereof) having total assets in excess of $1,000,000,000;

(c)           securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Service, Inc., or not less than "A 1" if rated by Standard & Poor's Ratings Services;

(d)           (i) Repurchase agreements secured by any one or more of the securities and other Investments permitted by (a), (b) or (c) above, or (ii) mutual or other investment funds that invest primarily in any one or more of the securities and other Investments permitted by (a), (b) or (c) above;

(e)           Investments existing on the date hereof (including existing Investments in the Foreign Subsidiaries and Joint Ventures) and listed on Schedule8.3 hereto;

(f)           Investments with respect to Indebtedness permitted by §8.1(f);

(g)           (i) Investments by the Guarantors consisting of the Guaranty, (ii) Investments by any Subsidiary in the Borrower, (iii) Investments by the Borrower in any Guarantor, (iv) Investments in World Properties not to exceed $750,000 at any time outstanding, and (v) Investments made after the Closing Date in the Foreign Subsidiaries not to exceed $15,000,000 at any time outstanding;

(h)           Investments made after the Closing Date in Joint Ventures in an aggregate amount not to exceed $30,000,000 at any time outstanding;

(i)           Investments in respect of Guarantied JV/Foreign Indebtedness permitted by §8.1(i);

(j)           Investments in respect of guaranties by the Borrower or any of its Domestic Subsidiaries of contractual obligations (not constituting Indebtedness) of Foreign Subsidiaries or Joint Ventures requiring payments in any fiscal year in excess of $500,000 ("Material JV/Foreign Contracts"); provided that the aggregate amount of required payments under all such guarantied Material JV/Foreign Contracts shall not exceed $5,000,000 in any fiscal year of the Borrower;

(k)           Investments consisting of promissory notes received as proceeds of asset dispositions permitted by §8.5.2;

(l)           Investments consisting of loans and advances to employees or former employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1,500,000 in the aggregate at any time outstanding;

(m)           Investments in respect of mergers, consolidations and acquisitions permitted by §8.5.1; and

(n)           Investments other than as permitted by clauses (a) through (m) above; provided that the aggregate amount of all such Investments shall not exceed $750,000 at any time outstanding.

For the avoidance of doubt, the foregoing restrictions shall not apply to investments made by any Guaranteed Pension Plan or Multiemployer Plan or so-called "Rabbi Trust" established for the benefit of directors or executives of the Borrower (or former executives or directors).

8.4.  Distributions.  The Borrower will not make any Distributions unless no Default or Event of Default shall have occurred and be continuing or shall arise from such Distribution.

8.5.  Merger, Consolidation and Disposition of Assets.

8.5.1.  Mergers and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except:

(i)	the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower,

(ii)	the merger or consolidation of two or more Subsidiaries of the Borrower or

(iii)
mergers or consolidations with or stock or asset acquisitions of entities or businesses that are in the same or a related line of business as the Borrower or any of its Subsidiaries and which have been approved by the board of directors or equivalent governing body of the entity or business to be acquired; provided that (x) in the case of mergers or consolidations the Borrower or a Subsidiary is the survivor thereof, (y) no Default or Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to such transaction, and (z) if the aggregate consideration for such stock or asset acquisition is $25,000,000 or more, prior to consummating such acquisition the Borrower (A) shall have delivered to the Banks projections, prepared based on assumptions and otherwise in a manner reasonably satisfactory to the Majority Banks, of the balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries for the forthcoming period of four fiscal quarters after giving effect to such acquisition, and (B) based on the projections referred to in clause (A) above, shall have demonstrated to the reasonable satisfaction of the Majority Banks that (x) both immediately before and immediately after giving effect to such acquisition it is and will be in compliance with the financial covenants set forth in §9 on a Pro Forma Basis and (y) the Borrower can reasonably be expected to remain in compliance with the financial covenants set forth in §9 for such forthcoming period of four fiscal quarters.

8.5.2.  Disposition of Assets.  The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any sale or other disposition of assets, except the following (each of which categories shall be interpreted as being separately permitted, notwithstanding any overlap among such categories):

(a)           the Borrower and its Subsidiaries may sell inventory, license intellectual property and dispose of obsolete assets, in each case in the ordinary course of business consistent with past practices;

(b)           the Borrower and its Subsidiaries may transfer intellectual property to World Properties consistent with past practices;

(c)           any Guarantor may sell or otherwise dispose of all or any part of its assets to the Borrower or another Guarantor;

(d)           the Borrower may sell or otherwise dispose of any assets to a Guarantor;

(e)           any Foreign Subsidiary may sell or otherwise dispose of all or any part of its assets to the Borrower, any Guarantor or any other Foreign Subsidiary;

(f)           the Borrower or any Subsidiary may sell or otherwise dispose of all or any part of its stock or its assets to any other Person; provided that the aggregate value on the books of the Borrower and its Subsidiaries of the assets so sold or otherwise disposed of (including any dispositions of the assets or stock of World Properties pursuant to §8.11) shall not exceed (i) ten percent (10%) of Consolidated Tangible Assets in any fiscal year of the Borrower, as determined on the last day of the previous fiscal year, and (ii) twenty-five percent (25%) of Consolidated Tangible Assets in the aggregate during the term of this Credit Agreement, as determined on December 31, 2000 (it being understood that prior to December 31, 2000 the Borrower shall be required to comply only with the requirements of subclause (i) of this proviso with respect to such dispositions); and

(g)           the Borrower may transfer assets consisting of cash or cash equivalents or stock of the Borrower into a so-called "Rabbi Trust" for the benefit of certain executives or directors of the Borrower (or former executives or directors); provided that the amount of cash or cash equivalents so transferred shall not exceed, in the aggregate, the sum of (i) $7,000,000 plus (ii) $2,000,000 for each fiscal year of the Borrower ending after the Closing Date, and not exceeding a maximum amount of $17,000,000 during the term of this Agreement.

8.6.  Sale and Leaseback.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred (each, a "Sale/Leaseback Arrangement"); provided that so long as in each case the Indebtedness incurred thereunder is permitted by §8.1(c), the Borrower and its Subsidiaries may (a) enter into Sale/Leaseback Arrangements the aggregate consideration for which does not exceed $5,000,000 during the term of this Credit Agreement, and (b) enter into Sale/Leaseback Arrangements with respect to newly-acquired property purchased no more than sixty (60) days prior to the effective date of such Sale/Leaseback Arrangement.

8.7.  Employee Benefit Plans.  Neither the Borrower nor any ERISA Affiliate will:

(a)           engage in any "prohibited transaction" within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

(b)           permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in §302 of ERISA, for a period of thirty (30) days or more, whether or not such deficiency is or may be waived; or

(c)           fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d)           amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e)           terminate any Guaranteed Pension Plan at any time that the benefit liabilities (with the meaning of §4001 of ERISA) of such Guaranteed Pension Plan exceed the value of the assets of such Plan.

8.8.  Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and in related businesses.

8.9.  Fiscal Year.  The Borrower will not, and will not permit any of it Subsidiaries to, change the date of the end of its fiscal year from that set forth in §6.4.1, unless any such change (i) will have no Material Adverse Effect and (ii) does not prevent the Borrower and its Subsidiaries from calculating and does not limit the ability of the Agent and the Banks from readily determining compliance with the provisions of this Agreement, including without limitation the financial covenants set forth in §9.

8.10.  Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm's-length basis in the ordinary course of business; provided that the provisions of this §8.10 shall not apply to transactions of the of the Borrower or any Subsidiary with Rogers Inoac, Durel Corporation, Polyimide Laminate Systems LLC, Rogers Chang Chun Technology Co., Ltd. and any other Joint Ventures in which the Borrower has an interest.

8.11.  Activities of World Properties.  The Borrower will not permit World Properties to (a) own or otherwise hold any assets other than patents, trademarks, copyrights and related rights (the "Intellectual Property"), or notes and interest receivable, cash and short term investments received in connection with Intellectual Property licensed or transferred by World Properties, or (b) engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the ownership, licensing, protecting, defending and managing of the Intellectual Property.  The Borrower will not permit World Properties to transfer (including pursuant to long-term licenses) the Intellectual Property or its other assets in any way economically or legally equivalent to a sale, except that World Properties may transfer assets in such manner in an amount not to exceed (i) ten percent (10%) of the book value of its total assets in any fiscal year, as determined on the last day of the previous fiscal year, and (ii) twenty-five percent (25%) of the book value of its total assets in the aggregate during the term of this Credit Agreement, as determined on December 31, 2000.  The Borrower will not sell or otherwise transfer the stock of World Properties to anyone other than a wholly-owned Subsidiary, nor will it permit World Properties to incur any Indebtedness or to create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets, whether now owned or hereafter acquired, or upon the income or profits therefrom.

8.12. Modification of Charter Documents.  Neither the Borrower nor any of its Subsidiaries will amend or permit to be amended its certificate of incorporation or bylaws, or similar organizational documents without the Agent's prior written consent unless such change or amendment would not have a Material Adverse Effect.

8.13. Upstream Limitations.  Neither the Borrower nor any of its Subsidiaries will enter into, or permit any of their Subsidiaries to enter into, any agreement, contract or arrangement (other than this Credit Agreement and the other Loan Documents) restricting the ability of such Subsidiary to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature or to make transfers or distributions of all or any part of its assets to the Borrower or any Subsidiary of which such Subsidiary is a Subsidiary.

8.14. Inconsistent Agreements.  Neither the Borrower nor any of its Subsidiaries will, nor will they permit their Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance by the Borrower or such Subsidiary of its obligations hereunder or under any of the Loan Documents.

9.  FINANCIAL COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

9.1.  Leverage Ratio.  The Borrower will not, as of the end of any fiscal quarter, permit the Leverage Ratio to exceed 2.00 to 1.00 at any time.

9.2.  Interest Coverage Ratio.  The Borrower will not, as of the end of any fiscal quarter, permit the ratio of (i) EBITDA for any period of four consecutive fiscal quarters ended on such date, to (ii) Consolidated Total Interest Expense for such period to be less than 4.50 to 1.00 at any time.

9.3.  Capital Expenditures.  The Borrower will not make, or permit any Subsidiary of the Borrower to make, Capital Expenditures in any fiscal year that exceed, in the aggregate, $35,000,000 for such fiscal year; provided, however, that, if during any fiscal year the amount of Capital Expenditures permitted for that fiscal year is not so utilized, such unutilized amount may be utilized in the next succeeding fiscal year (after first utilizing the maximum amount for such succeeding fiscal year) but not in any subsequent fiscal year.

9.4.  Consolidated Net Worth.  The Borrower will not permit Consolidated Net Worth at any time to be less than the sum of $123,000,000 plus, on a cumulative basis, 50% of positive Consolidated Net Income for each fiscal quarter subsequent to the fiscal quarter ended July 2, 2000 (with no deduction for any quarter in which there is a net loss).

10.  CLOSING CONDITIONS.

The obligations of the Banks to make the initial Loans and of the Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

10.1.  Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks.  Each Bank shall have received a fully executed copy of each of this Credit Agreement, its Note, the Guaranty and any other Loan Documents to which it is a party.

10.2.  Certified Copies of Charter Documents.  Each of the Banks shall have received from the Borrower and each of the Guarantors a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (i) its charter or other incorporation documents as in effect on such date of certification, and (ii) its by-laws as in effect on such date.

10.3.  Corporate Action.  All corporate action necessary for the valid execution, delivery and performance by the Borrower and each of the Guarantors of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

10.4.  Incumbency Certificate.  Each of the Banks shall have received from the Borrower and each of the Guarantors an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Guarantor, as the case may be, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of the Borrower or such Guarantor, each of the Loan Documents to which the Borrower or such Guarantor is or is to become a party; (ii) in the case of the Borrower, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (iii) to give notices and to take other action on its behalf under the Loan Documents.

10.5.  Opinion of Counsel.  Each of the Banks and the Agent shall have received favorable legal opinions addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from:

(a)  Hill & Barlow, counsel to the Borrower and its Subsidiaries; and

(b)  Paul V. Wentworth, Esq., Arizona counsel to the Borrower and TL Properties, Inc.

10.6.  UCC Search Results, etc.  The Agent shall be satisfied with the results of all Uniform Commercial Code, Patent and Trademark Office, mortgage, tax and judgment lien search results with respect to the Borrower and its Domestic Subsidiaries in all relevant jurisdictions.

10.7.  Payment of Fees and Expenses.  The Borrower shall have paid to the Banks or the Agent, as appropriate, the fees payable pursuant to the Fee Letter and all expenses subject to reimbursement under the terms of this Credit Agreement.

10.8.  Termination of Existing Fleet Agreement.  Fleet shall have received a letter from the Borrower terminating all commitments to lend under the Existing Fleet Agreement effective on and as of the Closing Date.

10.9.  Payoff Letter.  The Agent and the Borrower shall have received a payoff letter from Fleet, indicating the amount of the loan obligations of the Borrower, if any, under the Existing Fleet Agreement to be discharged on the Closing Date.

10.10.  Initial Loan Request.  The Agent shall have received a Loan Request, if applicable, dated the Closing Date duly completed with the details of all Loans to be made on the Closing Date, if any, together with disbursement instructions from the Borrower with respect to proceeds thereof.

11.  CONDITIONS TO ALL BORROWINGS.

The obligations of the Banks to make any Loan, and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

11.1.  Representations True; No Event of Default.  Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate do not have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

11.2.  No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.  None of the Banks or the Agent is aware, on and as of the Closing Date, of any such law or regulations.

11.3.  Governmental Regulation.  Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

11.4.  Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

12.  EVENTS OF DEFAULT; ACCELERATION; ETC.

12.1.  Events of Default and Acceleration.  If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

(a)           the Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)           the Borrower or any of its Subsidiaries shall fail to pay any interest on the Loans, the commitment fee, any Letter of Credit Fee, the Agent's fee, or other sums due hereunder or under any of the other Loan Documents, within five (5) days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)           the Borrower shall fail to comply with any of its covenants contained in §§7.1, 7.4, 7.5, 7.6 (as it relates to corporate existence), 7.8, 8 or 9;

(d)           the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §12.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Agent;

(e)           any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)           the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received (other than trade payables incurred in the ordinary course of business) or in respect of any Capitalized Leases in an aggregate principal amount outstanding of $1,000,000 or more, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases in an aggregate principal amount outstanding of $1,000,000 or more, for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g)           the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(h)           a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)           there shall remain in force, undischarged, unsatisfied (unless bonded) and unstayed, for more than forty-five days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $5,000,000;

(j)           if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k)           the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $5,000,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $3,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Agent determines in its reasonable discretion that such event (A) is reasonably likely to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $5,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(l)           the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(m)           there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect; or

(n)           any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of the Borrower; or, during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§12.1(g) or 12.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

12.2.  Termination of Commitments.  If any one or more of the Events of Default specified in §12.1(g) or §12.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Loans to the Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  If any other Event of Default shall have occurred and be continuing, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

12.3.  Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to §12.1, each Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank.  No remedy herein conferred upon any Bank or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.  SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank.  Each of the Banks agrees with each other Bank that (i) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (ii) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

14.  THE AGENT.

14.1.  Authorization.

(a)           The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

(b)           The relationship between the Agent and each of the Banks is that of an independent contractor.  The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks.  Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

(c)           As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties, if any, contemplated by the Loan Documents.

14.2.  Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents.  The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

14.3.  No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

14.4.  No Representations.

14.4.1.  General.  The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries.  Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

14.4.2.  Closing Documentation, etc.  For purposes of determining compliance with the conditions set forth in §10, each Bank that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or be satisfied with, each document and matter either sent, or made available, by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Bank, unless an officer of the Agent active upon the Borrower's account shall have received notice from such Bank prior to the Closing Date specifying such Bank's objection thereto and such objection shall not have been withdrawn by notice to the Agent to such effect on or prior to the Closing Date.

14.5.  Payments.

14.5.1.  Payments to Agent.  A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank.  The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2.  Distribution by Agent.  If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3.  Delinquent Banks.  Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (ii) to comply with the provisions of §13 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied.  A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations.  The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations.  A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

14.6.  Holders of Notes.  The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

14.7.  Indemnity.  The Banks ratably agree hereby to indemnify and hold harmless the Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent or such affiliate has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

14.8.  Agent as Bank.  In its individual capacity, Fleet shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

14.9.  Resignation.  The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower.  Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower.  If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Ratings Services.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

14.10.  Notification of Defaults and Events of Default.  Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof.  The Agent hereby agrees that upon receipt of any notice under this §14.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

15.  EXPENSES AND INDEMNIFICATION.

15.1.  Expenses.  The Borrower agrees to pay (i) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (ii) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than Excluded Taxes) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (iii) the reasonable fees, expenses and disbursements of the Agent or any of its affiliates or Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, and (iv) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of Fleet or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by Fleet or the Agent, and all reasonable attorneys' fees and costs (which attorneys may be employees of the applicable Bank) incurred by any other Bank, in each case in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Borrower or any of its Subsidiaries.

15.2.  Indemnification.  The Borrower agrees to indemnify and hold harmless the Agent, its affiliates and the Banks (together, the "Indemnitees") from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (i) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (ii) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (iii) with respect to the Borrower and its Subsidiaries and the Real Estate, (x) the violation of any Environmental Law, or (y) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances in violation of applicable Environmental Laws or any action, suit, proceeding or investigation brought or threatened with respect thereto (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided that the Borrower shall not be required to indemnify any Indemnitee from and against any claims, actions, suits, liabilities, losses, damages or expenses to the extent the same arises out of such Indemnitee's own gross negligence or willful misconduct.  In litigation, or the preparation therefor, the Banks and the Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower under this §15.2 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

15.3.  Survival.  The covenants contained in this §15 shall survive payment or satisfaction in full of all other Obligations.

16.  TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

16.1.  Confidentiality.  Each of the Banks and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives (including their respective counsel, auditors and accountants), to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public proprietary information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified orally or in writing by such Person as being confidential or proprietary (or words of like effect) at the time the same is delivered to the Banks or the Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §16, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Banks or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Bank or the Agent, or to auditors or accountants, (e) to the Agent or any Bank, (f) in connection with any litigation to which any one or more of the Banks or the Agent is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, or (g) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant agrees to be bound by the provisions of §18.6. The covenants contained in this §16.1 shall survive payment or satisfaction in full of the Obligations for a period of eighteen (18) months.

16.2.  Prior Notification.  Unless specifically prohibited by applicable law or court order, each of the Banks and the Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or pursuant to legal process.

16.3.  Other.  In no event shall any Bank or the Agent be obligated or required to return any materials furnished to it by the Borrower or any of its Subsidiaries.  The obligations of each Bank under this §16 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of this financing signed and delivered by such Bank to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Bank.

17.  SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder unless otherwise specifically provided in such certificate or other paper.

18.  ASSIGNMENT AND PARTICIPATION.

18.1.  Conditions to Assignment by Banks.  Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, the Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (i) each of the Agent and, unless a Default or Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower, will not be unreasonably withheld, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (iii) each assignment shall be in the minimum amount of $5,000,000, (iv) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of ExhibitD hereto (an "Assignment and Acceptance"), together with the  Notes subject to such assignment, (v) unless a Default or Event of Default shall have occurred, no Bank may assign its interests, rights and obligations hereunder during the period of eighteen (18) months commencing on the Closing Date, and (vi) unless a Default or Event of Default shall have occurred, Fleet shall retain a Commitment hereunder of not less than $20,000,000 and Citizens shall retain a Commitment hereunder of not less than $10,000,000, in each case as such amounts are ratably adjusted for any reduction in the Total Commitment occurring after the Closing Date.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §18.3, be released from its obligations under this Credit Agreement.

18.2.  Certain Representations and Warranties; Limitations; Covenants.  By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a)           other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

(b)           the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c)           such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in §6.4 and §7.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(d)           such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

(e)           such assignee represents and warrants that it is an Eligible Assignee;

(f)           such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(g)           such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank;

(h)           such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and

(i)           such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

18.3.  Register.  The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement.  The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,500.

18.4.  New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (i) record the information contained therein in the Register, and (ii) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes.  Within five (5) days of issuance of any new Notes pursuant to this §18.4, the Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks.  The surrendered Notes shall be cancelled and returned to the Borrower.

18.5.  Participations.  Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (i) each such participation shall be in an amount of not less than $5,000,000, (ii) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (iii) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, release any guaranty of the Obligations, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

18.6.  Disclosure.  The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (i) to treat in confidence such information unless such information otherwise becomes public knowledge through no fault of such Bank, (ii) not to disclose such information to a third party, except as required by law or legal process and (iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.  For purposes of this §18.6 an assignee or participant or potential assignee or participant may include a counterparty with whom such Bank has entered into or potentially might enter into a derivative contract referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document.

18.7.  Assignee or Participant Affiliated with the Borrower.  If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §12.1 or §12.2, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans or Reimbursement Obligations.  If any Bank sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation.  A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §12.1 or §12.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans or Reimbursement Obligations to the extent of such participation.

18.8.  Miscellaneous Assignment Provisions.  Any assigning Bank shall retain its rights to be indemnified pursuant to §15 with respect to any claims or actions arising prior to the date of such assignment.  If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes.  If any Reference Bank transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Majority Banks, appoint another Bank to act as a Reference Bank hereunder.  Anything contained in this §18 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341.  No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

18.9.  Assignment by Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

19.  NOTICES, ETC.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)           if to the Borrower, at One Technology Drive, P. O. Box 188, Rogers, Connecticut  06263-0188, Attention: Robert M. Soffer, Vice President and Treasurer or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

(b)           if to the Agent, at 100 Federal Street, MA DE 10010A Boston, Massachusetts 02110, USA, Attention: Roger C. Boucher, Director, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

(c)           if to any Bank, at such Bank's address set forth on Schedule1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

20.  GOVERNING LAW.

THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  EACH OF THE PARTIES AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19.  EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

21.  HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

22.  COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

23.  ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §25.

24.  WAIVER OF JURY TRIAL.

The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations.  Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  The Borrower (i) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

25.  CONSENTS, AMENDMENTS, WAIVERS, ETC.

Any consent or approval required or permitted by this Credit Agreement to be given by the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Notes (other than interest accruing pursuant to §5.11 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto) or the amount of the commitment fee or Letter of Credit Fees may not be decreased without the written consent of each Bank affected thereby; any guaranty of the Obligations may not be released without the written consent of each Bank affected thereby; the amount of the Commitments may not be increased and without the written consent of the Borrower and of each Bank affected thereby; the Maturity Date and any required payment dates may not be postponed without the written consent of each Bank affected thereby; this §25 and the definition of Majority Banks may not be amended, without the written consent of all of the Banks; and the amount of the Agent's Fee and §14 may not be amended without the written consent of the Agent.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

26.  SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

27.  REPRESENTATIONS AND WARRANTIES OF THE BANKS AND THE AGENT.

Each of the Banks and the Agent represents and warrants to the Borrower that the execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Agent or such Bank, as the case may be, is a party and the transactions contemplated hereby and thereby (i) are within the authority (corporate or otherwise) of such Person, (ii) have been duly authorized by all necessary proceedings (corporate or otherwise), (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, and (iv) do not conflict with any provision of the charter or bylaws of, or any agreement or other instrument binding upon, such Person.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

ROGERS CORPORATION

By:	/s/ Robert M. Soffer
Name:	Robert M. Soffer
Title:	Vice President and Treasurer

FLEET NATIONAL BANK,
individually and as Agent

By:	/s/ Roger C. Boucher
Name:	Roger C. Boucher
Title:	Director

CITIZENS BANK OF CONNECTICUT
By:	/s/ Patricia D. Donnelly
Name:	Patricia D. Donnelly
Title:	Vice President

SCHEDULE 1

Banks; Commitments; Commitment Percentages

Bank; Address; Domestic Lending Office; Eurodollar Lending Office	Commitment Percentage	Commitment

Fleet National Bank 100 Federal Street, MA DE 10010A Boston, MA 02110 Attn: Roger C. Boucher	60.0%	$45,000,000

Citizens Bank of Connecticut 90 State House Square Hartford, Connecticut 06103 Attn: Patricia D. Donnelly	40.0%	$30,000,000

TOTAL	100%	$75,000,000

BD Draft
12/07/00

Exhibit A

FORM OF
REVOLVING CREDIT NOTE

[$_____________]                                                                                                                                [Date]

FOR VALUE RECEIVED, the undersigned Rogers Corporation, a  Massachusetts corporation (the "Borrower"), hereby promises to pay to the order of [________________], a [_________________] (the "Bank") at the Agent's Head Office at 100 Federal Street, Boston, Massachusetts 02110:

(a)           prior to or on the Maturity Date, the principal amount of [Insert Bank’s Commitment] DOLLARS ($_______) or, if less, the aggregate unpaid principal amount of Loans advanced by the Bank to the Borrower pursuant to the Multicurrency Revolving Credit Agreement dated as of December 8, 2000 (as amended, modified, supplemented or restated and in effect from time to time, the "Credit Agreement"), among the Borrower, the Bank, the other lending institutions party thereto and Fleet National Bank, as agent (the "Agent"); and

(b)           interest on the principal balance hereof from time to time outstanding, from the Closing Date under the Credit Agreement through and including the repayment in full hereof and termination of all commitments under the Credit Agreement, at the times and at the rates set forth in the Credit Agreement.

This Revolving Credit Note (this "Note") evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement.  The Bank and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.  All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Agent, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation in certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19 OF THE CREDIT AGREEMENT.  THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

This Note shall be deemed to take effect as a sealed instrument under the laws of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the undersigned has caused this Revolving Credit Note to be signed in its corporate name by its duly authorized officer as of the day and year first above written.

ROGERS CORPORATION

By:
Name:
Title:

		Amount of	Balance of
	Amount	Principal Paid	Principal	Notation
Date	of Loan	or Prepaid	Unpaid	Made By:

BD Draft
12/08/00

EXHIBIT B

FORM OF LOAN REQUEST

_____________, 200__

Fleet National Bank, as Agent
100 Federal Street
Boston, Massachusetts  02110

Attention:  Multinational Division

Re:           Loan Request under Multicurrency Revolving Credit Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Multicurrency Revolving Credit Agreement, dated as of December 8, 2000 (as the same may be amended, modified, supplemented or restated and in effect from time to time, the "Credit Agreement"), by and among ROGERS CORPORATION, a Massachusetts corporation (the “Borrower”), FLEET NATIONAL BANK and the other lending institutions which are or may become parties thereto from time to time (collectively, the "Banks"), and FLEET NATIONAL BANK, as agent (the "Agent") for the Banks.  Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

Pursuant to §2.6 of the Credit Agreement, we hereby request that a Loan consisting of [a Prime Rate Loan in the principal amount of $__________] or [a Eurocurrency Rate Loan in the principal amount of $__________ with an Interest Period of ______] or [a Eurocurrency Rate Loan denominated in the optional currency of [Japanese Yen/Belgian Francs/the Euro] in the principal amount of ________ with an interest period of _______] be made on __________ __, 200___.  We understand that this request is irrevocable and binding on us and obligates us to accept the requested Loan on such date.

We hereby certify (a) that we will use the proceeds of the requested Loan in accordance with the provisions of the Credit Agreement, and (b) that each of the conditions set forth in §11.1 of the Credit Agreement have been satisfied.

Very truly yours,

ROGERS CORPORATION

By:
Name:
Title:

BD Draft
12/07/00

EXHIBIT C
FORM OF
COMPLIANCE CERTIFICATE

___________, 200__

To the Banks Party to the
  Credit Agreement Referred to Below
c/o Fleet National Bank, as Agent
100 Federal Street
Boston, Massachusetts 02110

Attn: Multinational Division

Re:          Compliance Certificate

Ladies and Gentlemen:

Reference is made to the Multicurrency Revolving Credit Agreement, dated as of December 8, 2000 (as amended, modified, supplemented or restated and in effect from time to time, the "Credit Agreement"), by and among ROGERS CORPORATION, a Massachusetts corporation (the “Borrower”), FLEET NATIONAL BANK, a national banking association, and the other lending institutions party thereto from time to time (collectively, the "Banks"), and FLEET NATIONAL BANK, as agent for the Banks (in such capacity, the "Agent").  Capitalized terms used herein without definition that are defined in the Credit Agreement shall have the respective meanings assigned to such terms in the Credit Agreement.

Pursuant to §7.4 of the Credit Agreement, a principal financial or accounting officer of the Borrower hereby certifies to each of you as follows:  (a) the information furnished in the calculations attached hereto was true and correct as of the last day of the fiscal [year] [quarter] next preceding the date of this certificate; (b) as of the date of this certificate, there exists no Event of Default or condition which would, with either (or both) the giving of notice or the lapse of time, result in an Event of Default; and (c) the financial statements delivered herewith were prepared in accordance with generally accepted accounting principles (as defined in the Credit Agreement), except, in the case of quarterly statements, for year-end adjustments and provisions for footnotes.

IN WITNESS WHEREOF, the undersigned officer has executed this Compliance Certificate as of the date first written above.

ROGERS CORPORATION

By:
Name:
Title:

Compliance Certificate Worksheet

ROGERS CORPORATION

As of ______________

Section
        Calculation

9.1		Leverage Ratio.
(four consecutive fiscal quarters then ended)

	A.	Total Funded Indebtedness:

		(1)	Indebtedness for borrowed money (including notes and bonds):	$
		(2)	plus purchase money Indebtedness:	$
		(3)	plus Indebtedness with respect to Capitalized Leases: and Synthetic Leases	$
		(4)	Total:	$

	B.	EBITDA:

		(1)	Consolidated Net Income:	$
		(2)	plus depreciation and amortization and similar non-cash charges:	$
		(3)	plus income tax expense:	$
		(4)	plus Consolidated Total Interest Expense:	$
		(5)	minus net income (or deficit) of joint ventures, except to the extent actually received in cash:	$
		(6)	Total:	$

	C.	Ratio of A(4) to B(6):	:

	D.	Maximum Permitted Leverage Ratio: 2.00:1.00

9.2		Interest Coverage Ratio.
(four fiscal quarters then ended)

	A.	EBITDA (see 9.1(B)):	$

	B.	Consolidated Total Interest Expense:	$

	C.	Ratio of A to B:	:

	D.	Minimum Required Interest Coverage Ratio: 4.50:1.00

9.3		Capital Expenditures
(any fiscal year)

	A.	Capital Expenditures:	$

	B.	Maximum Permitted Capital Expenditures
		($35,000,000 plus permitted carryover of unused Capital Expenses from prior year):	$

9.4		Consolidated Net Worth Minimum
(four fiscal quarters then ended)

	A.	Consolidated Net Worth:

		(1) Consolidated Total Assets:	$
		(2) minus Consolidated Total Liabilities:	$
		(3) minus subscriptions receivable:	$
		(4) Total:	$

	B.	Required Consolidated Net Worth Minimum:

(1) $123,000,000
$123,000,000
		(2) plus 50% of positive Consolidated Net Income Subsequent to July 2, 2000:	$
		(3) Total Required:	$

BD Draft
12/07/00

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated as of ______, 200__

Reference is made to the Multicurrency Revolving Credit Agreement, dated as of December 8, 2000 (as amended and in effect from time to time, the "Credit Agreement"), by and among ROGERS CORPORATION, a Massachusetts corporation (the "Borrower"), FLEET NATIONAL BANK and the other lending institutions party thereto (collectively, the "Banks"), and FLEET NATIONAL BANK, as agent for the Banks (in such capacity, the "Agent").  Capitalized terms used herein without definition that are defined in the Credit Agreement shall have the meanings assigned to such terms in the Credit Agreement.

__________ (the "Assignor") and _________ (the "Assignee") hereby agree as follows:

28.  Assignment. Subject to the terms and conditions of this Assignment and Acceptance, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes without recourse to the Assignor, a $_________ interest in and to the rights, benefits, indemnities and obligations of the Assignor under the Credit Agreement equal to ______% in respect of the Total Commitment immediately prior to the Effective Date (as hereinafter defined).

29.  Assignor's Representations. The Assignor (i) represents and warrants that (A) it is legally authorized to enter into this Assignment and Acceptance, (B) as of the date hereof, its Commitment is $__________, its Commitment Percentage is __________% the Dollar Equivalent of the aggregate outstanding principal balance of its Loans equals $___________, the aggregate amount of its Letter of Credit Participations equals $__________ (in each case after giving effect to the assignment contemplated hereby but without giving effect to any contemplated assignments which have not yet become effective), and (C) immediately after giving effect to all assignments which have not yet become effective, the Assignor's Commitment Percentage will be sufficient to give effect to this Assignment and Acceptance, (ii) makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto or the attachment, perfection or priority of any security interest or mortgage, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder free and clear of any claim or encumbrance; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any of its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of its obligations under the Credit Agreement or any of the other Loan Documents or any other instrument or document delivered or executed pursuant thereto; and (iv) attaches hereto the Revolving Credit Note delivered to it under the Credit Agreement.

The Assignor requests that the Borrower exchange the Assignor's Revolving Credit Note for new Revolving Credit Notes payable to the Assignor and the Assignee as follows:

Note Payable to	Amount of Revolving
the Order of:	Credit Note

Assignor	$__________
Assignee	$__________

30.  Assignee's Representations. The Assignee (i) represents and warrants that (A) it is duly and legally authorized to enter into this Assignment and Acceptance, (B) the execution, delivery and performance of this Assignment and Acceptance do not conflict with any provision of law or of the charter or by-laws of the Assignee, or of any agreement binding on the Assignee, (C) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Assignment and Acceptance, and to render the same the legal, valid and binding obligation of the Assignee, enforceable against it in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to §7.4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) represents and warrants that it is an Eligible Assignee; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and (vii) acknowledges that it has made arrangements with the Assignor satisfactory to the Assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit, if any.

31.  Effective Date. The effective date for this Assignment and Acceptance shall be ____ ____, 200_ (the "Effective Date").  Following the execution of this Assignment and Acceptance and the consent, if required, of the Borrower hereto having been obtained, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance by the Agent and recording in the Register by the Agent.  Schedule 1 to the Credit Agreement shall thereupon be replaced as of the Effective Date by Schedule 1 annexed hereto.

32.  Rights Under Credit Agreement. Upon such acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder, and (ii) the Assignor shall, with respect to that portion of its interest under the Credit Agreement assigned hereunder, relinquish its rights and be released from its obligations under the Credit Agreement; provided, however, that the Assignor shall retain its rights to be indemnified pursuant to §15.2 of the Credit Agreement with respect to any claims or actions arising prior to the Effective Date.

33.  Payments. Upon such acceptance of this Assignment and Acceptance by the Agent and such recording, from and after the Effective Date, the Agent shall make all payments in respect of the rights and interests assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee.  The Assignor and the Assignee shall make any appropriate adjustments in payments for periods prior to the Effective Date by the Agent or with respect to the making of this assignment directly between themselves.

34.  Governing Law. THIS ASSIGNMENT AND ACCEPTANCE IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS).  THE PARTIES AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS ASSIGNMENT AND ACCEPTANCE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND

THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE PARTIES BY MAIL AT THE ADDRESS SPECIFIED IN §19 OF THE CREDIT AGREEMENT.  EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

35.  Counterparts. This Assignment and Acceptance may be executed in any number of counterparts which shall together constitute but one and the same agreement.

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Assignment and Acceptance to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By: _____________________________
Name:
Title:

[ASSIGNEE]

By: _____________________________
Name:
Title:

CONSENTED TO:

FLEET NATIONAL BANK,
    as Agent

By: _____________________________
Name:
Title:

ROGERS CORPORATION

By: _____________________________
Name:
Title:

SCHEDULES AND EXHIBITS

Schedule 1	Banks, Lending Offices, Commitments, Commitment Percentages
Schedule 2	Existing Letters of Credit
Schedule 6.3	Certain Assets
Schedule 6.4.1	Fiscal Years
Schedule 6.5(b)	Solvency
Schedule 6.7	Litigation
Schedule 6.10	Taxes
Schedule 6.15	Certain Welfare Plans
Schedule 6.17	Environmental Matters
Schedule 6.18	Subsidiaries, Joint Ventures and Partnerships
Schedule 8.1(d)	Existing Indebtedness (Domestic)
Schedule 8.1(e)	Existing Indebtedness (Foreign)
Schedule 8.2	Existing Liens
Schedule 8.3	Existing Investments

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Loan Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance

Multicurrency Revolving Credit Agreement
Schedule 2
Existing Letters of Credit

FleetBoston Financial Letter of Credit Number: CS 1034996
Beneficiary: Liberty Mutual Insurance Company
Amount:	$ 850,000

FleetBoston Financial Letter of Credit Number: CS 1040290
Beneficiary: Merix Corporation
Amount:	$ 100,000

Multicurrency Revolving Credit Agreement
Schedule 6.3
Certain Assets

Nothing to disclose

Schedule 6.4.1 - Fiscal Years

Rogers Taiwan, Inc. - the fiscal year-end of this corporation is the Sunday closest to December 31

World Properties, Inc. - the fiscal year of this corporation terminates on the Sunday closest to the last day of each calendar year

Multicurrency Revolving Credit Agreement
Schedule 6.5(b)
Solvency*

Rogers Export Sales Corporation
Rogers Japan Inc.
Rogers L-K Corp.
Rogers Southeast Asia, Inc.
Rogers Technologies Singapore, Inc.

*Liabilities exceed assets primarily because of intercompany accounts.

Schedule 6.7 – Litigation

None

Multicurrency Revolving Credit Agreement
Schedule 6.10
Taxes - Ongoing Audits

None

Multicurrency Revolving Credit Agreement
Schedule 6.15
Certain Welfare Plans

Benefits That Continue During Severance - Salaried

Medical Insurance:	Physicians Health Services
Charter/HMO 10 Plan
Charter/POS 10 Plan

CIGNA HealthCare of CT, Inc.
POS (DPP)
Exclusive Provider Plan (EPP)

Aetna US HealthCare
Patriot X/QPOS Flex Plan

United HealthCare
POS

Intergroup
Open Network Standard – BOBV
Interflex (POS) – F9RC

CIGNA of Arizona, Inc.
POS (DPP)
Exclusive Provider Plan (EPP)

CIGNA HealthCare
Preferred Provider Option

Dental Insurance:	Delta Dental Plan of New Jersey
Option I (5715-01)
Option II (5715-02)

Flexible Spending Accounts:
Health Care Reimbursement
Dependent Care Reimbursement	CIGNA Reimbursement Accounts

Group Term Life Insurance:	Hartford Life Insurance Company

Group Universal Life Insurance:	CIGNA Group Insurance

Benefits That Continue During Retirement

Salaried:

Medical Insurance:	Early retirees keep one of the insurance plans listed above until age 65 at which time they are moved to:

CIGNA HealthCare
Preferred Provider Option

CIGNA HealthCare
POS (DPP)

Until they reach 70 years old. Borrower also has a small population of special 1990 retirees who have remained in the CIGNA Indemnity Plan ($100 deductible). They will remain in the plan until their 70th birthday. At the present time, they do not make contributions to continue insurance coverage.

Medical Part B Reimbursement:	For the small group of special 1990 retirees (only), payments are made on a monthly basis reimbursing them for their Medicare Part B entitlement.

Union:

Medical Insurance:	Early Union Retirees choose to continue their medical plan until age 65. Normal contributions are made on a monthly basis.

Physicians Health Services
Charter/Plus Plan (Oak and Windham)
Charter/HMO $10 Co-Pay Plan (Maple)

CIGNA HealthCare of CT, Inc.
Exclusive Provider Plan (EPP)

Aetna US HealthCare
Patriot X/QPOS F Plan

Life Insurance:
$2,000 Policy	Hartford Life Insurance Company

Benefits That Continue During A Lay-Off Period - Union

Laid-off employees that meet certain labor contract requirements can choose to continue their medical benefits for a specific period of time, by paying a reduced premium, as outlined in their specific labor contract.

Medical Insurance:	Physicians Health Services Charter/Plus Plan (Oak and Windham) Charter/HMO $10 Co-Pay Plan (Pace)

CIGNA HealthCare of CT, Inc.
Exclusive Provider Plan (EPP)

Aetna US HealthCare
Patriot X/QPOS F Plan

Dental Insurance:	Delta Dental Plan of New Jersey
Oak, Windham or Pace Plan

Group Term Life Insurance:	Hartford Life Insurance Company

Multicurrency Revolving Credit Agreement
Schedule 6.17
Environmental Compliance

6.17(a) Violations - Material Adverse Effect - None

6.17(b) Superfund Site Involvement

Site Name	Date of First Notice	Last Action	Status

Chem Dyne Disposal		1985
Corporation	3/82	1996
Yaworski Lagoon	3/83		Borrower has received an allocation of liability for these sites, which are in various phases of
Cannons Engineering		1988	clean up. Costs are being covered by its comprehensive general liability insurance policies.
Corporation	4/86
Hassayampa Landfill	4/87	1994

Chatham Brothers
Barrel Yard	1/91	2000	This site is currently undergoing active investigation/remediation and related costs are
			covered by Borrower's comprehensive general liability insurance policy.

Solvent Recovery			The United States Environmental Protection Agency (EPA) and the Connecticut Department
Services	1/92	2000	of Environmental Protection (DEP) have identified Borrower as a de minimus participant at these
Old Southington			sites. It is currently estimated that de minimus settlement costs for the Solvent Recovery
Landfill	1/94	2000	Services, Old Southington Landfill and Angelillo Property sites will be approximately $80,000,
Angelillo Property	3/00	2000	$40,000 and $5,000, respectively. Borrower's comprehensive general liability insurance policy
			will only cover the legal costs.

Omega Chemical Site	9/94	2000	Borrower recently signed de minimis settlement agreements with the EPA, which should
Casmalia Disposal			resolve any alleged involvement at these sites. The costs for the de minimis settlements
Site.	10/98	2000	for Omega and Casmalia sites were $109,000 and $43,000, respectively.

6.17(c)

Description of Item	Location	Remarks

PCB Soil Contamination	Woodstock, Connecticut
The use of polychlorinated biphenyl (PCB) prior to 1972 resulted in soil contamination, which was discovered in 1994. The EPA, became involved when Borrower voluntarily notified that agency of the situation. Clean up and remediation was completed in 2000. The EPA filed a complaint and assessed a $281,400 penalty. Borrower is vigorously disputing this penalty and, although the EPA's Environmental Appeals Board has sided with the EPA, Borrower expects to file an appeal with the Federal Appeals Court. A reserve was established for the penalty by the Borrower.

Groundwater Contamination	South Windham, Connecticut
Area groundwater contamination was discovered and allegations made that Borrower's plant was the source. The results of Borrower's investigation indicated that there was some minor localized soil contamination but that the groundwater contamination carne from an old, abandoned off-site town dump. The soil contamination was properly removed and disposed of off-site in 1980 and 1981.

6.17(c)
Rogers Historic Site Activity
Voluntary Compliance

Description of Item	Location	Remarks

Removal of Latex Drying Pits	Woodstock, Connecticut
In 1979 and 1980 the dried latex was removed from the drying pits, and properly disposed of off-site. The confirmation soil testing was accomplished and the lagoons were filled in. The DEP was notified of this.

Study of Local Landfill	Woodstock, Connecticut
In the mid-1980's consultants were hired to investigate the possible contamination of groundwater from Borrower wastes at the Woodstock, Connecticut landfill. Study confirmed that groundwater contamination existed, but nothing indicated that Borrower's wastes contributed anything above what would be expected. from general municipal landfilling and there were no environmental violations or fines. The report was submitted to the Town of Woodstock, Connecticut and the DEP; the matter is closed.

Fuel Oil Spill	Woodstock, Connecticut	In 1992 an oil tank overflowed when being filled. The spill was cleaned up in accordance with applicable Environmental Laws and the DEP was notified.

Removal of Lagoons	Rogers, Connecticut	In 1979 and 1980, two lagoons were cleaned and filled M. Although the project is closed, future soil testing may be required by the DEP.

Overflow Tank	Rogers, Connecticut
In 1990, an abandoned concrete overflow tank used with pre-1975 plating operations was cleaned and removed in accordance with applicable Environmental Laws and properly disposed of off-site. The DEP was notified.

Oil Spills (2)	South Windham, Connecticut
In 1992 an oil tank overflowed during filling in one instance and in another a leaking oil tank was discovered. The DEP was notified in both cases and the tank was cleaned and replaced in accordance with applicable environmental laws and properly disposed of off site.

6.17(c)
Rogers Historic Site Activity
Voluntary Compliance

Description of Item	Location	Remarks

Phenol Spill	Manchester, Connecticut
In 1969 and 1970 a phenol bulk tank Connecticut leaked and spilled onto floor and parking lot. The spill was cleaned up and the bulk tank system was decontaminated and removed in accordance with applicable environmental laws and the tank system and contaminated materials were properly disposed of.

Oil Spill	Manchester, Connecticut	In 1986 the oil overflowed from the tank during filling. The DEP was notified and the spill was remedied in accordance with applicable environmental laws.

Solvent Contamination of Soil	Chandler, Arizona
In 1994 local testing discovered several areas of low-level soil contamination, from Borrower's prior operations at a plant that is now leased to a third party. Contamination levels do not require agency notification or immediate remediation.

Connecticut Voluntary Remediation Action	Rogers, South Windham and Woodstock, Connecticut
Currently, the Rogers, South Windham and Woodstock, Connecticut plants have RCRA interim Part A permitted hazardous waste storage areas. As part of a required closure plan, Connecticut requires that voluntary soil and groundwater evaluations be done and initial reports of results have been submitted to the DEP. These facilities were properly closed pursuant to the requirements of RCRA prior to 1994.

Multicurrency Revolving Credit Agreement
Schedule 6.17(c)
Summary of Environmental Agency Notices since 1995

Rogers Locations	Description of Notice	Date Notice Received	Date Resolved	Remarks

Chandler, Arizona	Complaint Arizona Department of Environmental Quality (ADEQ)	1/9/95	2/24/95
Even though Part B storage area had been decommissioned for over a year and a closure notice had been sent to the EPA, the ADEQ was not notified by the EPA. The ADEQ filed a complaint for not submitting previously required inspection reports. The situation was clarified and the complaint was dropped.

Rogers, Connecticut	Notice of Violation (DEP)	5/8/95	6/13/95	Non-contact cooling water was discharged into sewer and was not clearly indicated on the permit conditions. This was corrected and no penalty was incurred.

Chandler, Arizona	Notice of Deficiency (Maricopa County, Arizona)	12/8/95	2/28/96	Documentation on air emission correction made. The process was corrected and no penalty was incurred.

Manchester, Connecticut	Notice of Violation (DEP)	2/22/96	6/17/96	The Notice of Violation alleged that Borrower failed to submit a compliance plan for air emissions by 5/1/94. Borrower was not required to submit plan and the Notice of Violation was rescinded.

Rogers, Connecticut	Notice of Violation (DEP)	4/4/96	5/2/96
A Notice of Violation was issued because the DEP did not have a discharge permit renewal application in their files. Borrower proved that the application was submitted and received on a timely basis. The Notice of Violation was dropped.

Woodstock, Connecticut	Notice of Violation (DEP)	5/30/97	6/97
A Notice of Violation was issued alleging that 1996 monitoring results were not submitted to the DEP. Certified mail receipts proved that reports had been sent and the DEP received them. The matter was dropped.

Multicurrency Revolving Credit Agreement
Schedule 6.17(c)
Summary of Environmental Agency Notices since 1995

Rogers Locations	Description of Notice	Date Notice Received	Date Resolved	Remarks

South Windham, Connecticut	Notice of Violation (DEP)	11/24/97	12/23/97	Stormwater plan was not updated to reflect personnel changes and changes in run-off location. The process was corrected and no penalty was incurred.

Chandler, Arizona	Notice of Deficiency (Maricopa County, Arizona)	7/28/98	8/13/98	Inconsistency in the operations log of chemical usage was corrected and no penalty was incurred.

Manchester, Connecticut	Notice of Violation (DEP)	8/28/98	10/22/98	Stormwater plan wasn't updated to reflect personnel changes. The process was corrected and no penalty was incurred.

Chandler, Arizona	Notice of Violation (ADEQ)	8/26/98	11/5/98	Hazardous waste container had improperly affixed labels, the contingency plan was not updated and training records were incomplete. These items were corrected and no penalty was incurred.

Manchester, Connecticut	Notice of Violation (DEP)	9/23/98	1/5/99	Emergency Response Plan did not reflect recent changes in personnel, job titles, training requirements and inspection protocols. These items were corrected and no penalty was incurred.

Woodstock, Connecticut	Notice of Violation (DEP)	12/7/98	12/18/98	There was improper labeling of hazardous waste containers in the satellite accumulation area. The process was corrected and no penalty was incurred.

Manchester, Connecticut	Notice of Violation (DEP)	12/7/98	1/5/99	Violation due to overflow/spill of particulates from baghouse collectors. The process was corrected and no penalty was incurred.

Rogers, Connecticut	Notice of Violation (DEP)	12/7/98	1/15/99	Satellite hazardous waste containers were not properly sealed and several containers lacked date information. The process was corrected and no penalty was incurred.

Multicurrency Revolving Credit Agreement
Schedule 6.17(c)
Summary of Environmental Agency Notices since 1995

Rogers Locations	Description of Notice	Date Notice Received	Date Resolved	Remarks

Chandler, Arizona	Complaint Arizona Department of Environmental Quality (ADEQ)	1/9/95	2/24/95	Even though Part B storage area had been decommissioned for over a year and a closure notice had been sent to the EPA, the ADEQ was not notified by the EPA. The ADEQ filed a complaint for not submitting previously required inspection reports. The situation was clarified and the complaint was dropped.

Rogers, Connecticut	Notice of Violation (DEP)	5/8/95	6/13/95	Non-contact cooling water was discharged into sewer and was not clearly indicated on the permit conditions. This was corrected and no penalty was incurred.

Chandler, Arizona	Notice of Deficiency (Maricopa County, Arizona)	12/8/95	2/28/96	Documentation on air emission correction made. The process was corrected and no penalty was incurred.

Manchester, Connecticut	Notice of Violation (DEP)	2/22/96	6/17/96	The Notice of Violation alleged that Borrower failed to submit a compliance plan for air emissions by 5/1/94. Borrower was not required to submit plan and the Notice of Violation was rescinded.

Rogers, Connecticut	Notice of Violation (DEP)	4/4/96	5/2/96	A Notice of Violation was issued because the DEP did not have a discharge permit renewal application in their files. Borrower proved that the application was submitted and received on a timely basis. The Notice of Violation was dropped.

Woodstock, Connecticut	Notice of Violation (DEP)	5/30/97	6/97	A Notice of Violation was issued alleging that 1996 monitoring results were not submitted to the DEP. Certified mail receipts proved that reports had been sent and the DEP received them. The matter was dropped.

Multicurrency Revolving Credit Agreement
Schedule 6.17(c)
Summary of Environmental Agency Notices since 1995

Rogers Locations	Description of Notice	Date Notice Received	Date Resolved	Remarks

South Windham, Connecticut	Notice of Violation (DEP)	2/8/99	3/5/99	A Notice of Violation was issued regarding discharge of wash water to leaching field. The issue was resolved and no penalty was incurred.

Rogers, Connecticut	Notice of Violation (DEP)	5/98	10/9/98	A Notice of Violation was issued because the Site Pollution Prevention Plan was not certified by a licensed professional engineer. This was corrected and no penalty was incurred.

Rogers, Connecticut	Notice of Violation (DEP)	6/15/99	7/14/99
A Notice of Violation was issued alleging that an improper analytical method was used by outside testing lab and that the discharges exceeded pH limitations. The lab was using the correct test method but recorded the wrong reference number. The pH issues were due to faulty pH equipment and not to nature of effluent. The equipment was replaced. No penalty was incurred.

Manchester, Connecticut	Notice of Violation (DEP)	10/4/99	10/29/99	A Notice of Violation was issued to force installation of an in-line flow meter on discharges of non-contact cooling water to sewer. In-line flow meters were installed and no penalty was incurred.

Chandler, Arizona	Notice of Deficiency (Maricopa County, Arizona)	7/24/00	8/1/00	Maricopa County required additional information on chemical usage and throughput to the plant's thermal oxidizer. This was supplied and no penalty was incurred.

Multicurrency Revolving Credit Agreement
Schedule 6.17(c)
Summary of Environmental Agency Notices since 1995

Rogers Locations	Description of Notice	Date Notice Received	Date Resolved	Remarks

Chandler, Arizona	Voluntary Submission of Possible TSCA Violation	11/3/00	11/25/00
Discovery that one constituent of a product imported from Japan was not on public TSCA listing prompted a notice to the EPA of a probable violation with imports over past several years. It was determined that the item was listed on a confidential listing and consequently it is unlikely a TSCA violation occurred; Borrower does not yet have written EPA concurrence with that opinion. Borrower has resumed importation of the material with EPA's agreement.

NOTE:	The disclosure of information on any part of this Schedule 6.17 is deemed to be disclosure of such information on all other relevant portions of this schedule.

Muticurrency Revolving Credit Agreement
Schedule 6.18
Subsidiaries, Joint Ventures and Partnerships

SUBSIDIARIES - Jurisdiction of Incorporation or Organization
Rogers Circuit Materials Incorporated - Delaware
Rogers Export Sales Corporation - Barbados
Rogers GmbH - Germany
Rogers Induflex N.V. - Belgium
Rogers Japan Inc. - Delaware
Rogers Korea, Inc. - Delaware
Rogers L-K Corp. - Delaware
Rogers N.V. - Belgium
Rogers S.A. - France
Rogers Southeast Asia, Inc. - Delaware
Rogers Specialty Materials Corporation - Delaware
Rogers Taiwan, Inc. - Delaware
Rogers Technologies Singapore, Inc. - Delaware
Rogers (UK) LTD. - England
TL Properties, Inc. - Arizona
World Properties, Inc. Illinois

Each Subsidiary is 100% owned by Rogers Corporation directly or indirectly except in certain subsidiaries a small number of stock shares are held by third parties to comply with the requirements of foreign jurisdictions.

JOINT VENTURES
Rogers Inoac Corporation (a)
Durel Corporation (a)
Polyimide Laminate Systems LLC (b)
Rogers Chang Chun Technology Co., Ltd. (c)

(a)	Ownership interest is through Rogers Corporation (approximately 50% ownership).
(b)	Ownership interest is through Rogers Specialty Materials Corporation (approximately 50% ownership).
(c)	Ownership is through Rogers Circuit Materials Incorporated (approximately 50% ownership).

Multicurrency Revolving Credit Agreement
Schedule 8.1(d)
Existing Indebtedness
(rounded to the nearest thousand)

Life Insurance Policy Loan Balances	$2,934,000

Durel Loan Guarantee - Total
(current & long-term)	$4,346,000

Rogers promissory notes to
World Properties	$3,999,000

Mektron Pension Guarantee	BEF 1,447,000

Plus any other items on Schedule 8.3 - Existing Investments - that are also defined as Indebtedness.

Multicurrency Revolving Credit Agreement
Schedule 8.1(e)
Existing Foreign Subsidiary Indebtedness

Rogers Induflex N.V. short-term bank loan	BEF 18,000,000.00

SCHEDULE 8.2

Existing Liens

1. UCC Liens

Place of Filing	Year	File #	Debtor/Lessee	File Date	Secured Party/Lessor

Connecticut	91	0000924499	Rogers Corporation,	5/15/91	Sonics & Materials, Inc.
Secretary of			Debtor		Kenosia Ave.
State			1 Technology Drive Rogers, CT 06263		Danbury, CT 06810

	93	0001030599	Rogers Corporation, Lessee 1 Technology Drive Rogers, CT 06263	10/5/93	Lease Partners Corp. 111 Anza Blvd., Suite 200 Burlingame, CA 94010

	95	0001635246	Rogers Corporation, Lessee 730 Windham Road, Rt. 32 South Windham, CT 06266	7/27/95	Liquid Carbonic Industries Corp. 1280 Wall Street West Lyndhurst, NJ 07071

	97	0001812640	Rogers Corporation, Debtor 1 Technology Drive Rogers, CT 06263	11/5/97	ICI Fluoropolymers Betsy Jebb Concord Plaza-McKean 1st
					P.O. Box 15391 Wilmington, DE 19850-5391

	98	0001878046	Rogers Corporation, Lessee 1 Technology Drive Rogers, CT 06263	4/14/98	IBM Credit Corporation 1133 Westchester Ave. White Plains, NY 10604

	98	0001878046	Rogers Corporation, Debtor 1 Technology Drive Rogers, CT 06263	9/2/98	Mitel Capital Corporation 75 Second Ave., Suite 200 Needham Heights, MA 02194

	99	0001909063	Rogers Corporation, Lessee 1 Technology Drive	3/2/99	IBM Credit Corporation 1 North Castle Drive
			Rogers, CT 06263		Armonk, NY 10504-2575

Arizona	98	01034595	Rogers Corporation	9/22/98	Mitel Capital Corporation
Secretary of			100 South Roosevelt Ave.		75 Second Ave., Suite #200
State			Chandler, AZ 85228		Needham Heights, MA 02194

2. Mechanic's Lien

J.B. Enterprises, claimant vs. Ad Flex Solutions, original contractor, and Rogers Corporation; Ad Flex Solutions, owner, lessor and lessee - $115,200 - filed 5/31/95.

This lien is the result of concrete work and related materials and labor furnished by the claimant J.B. Enterprises in connection with the structures, casements, common areas, rights of way and improvements on the lease hold interests of Ad Flex Solutions. Ad Flex Solutions was a tenant of a building owned by TL Properties, a subsidiary of Rogers Corporation.

Rogers Corporation attempted to locate the claimant, J.B. Enterprises, through various sources to determine the status of this lien, but it was not successful.

3. Judgment Lien

USA, et al v. Alcatel Network, et al.

The Judgment Lien involves the Hassayampa Landfill Superfund Site, in which Rogers Corporation was a Potentially Responsible Party.

A Motion to Enter Consent Decree was lodged in the Arizona Federal District Court on September 24, 1994. Rogers Corporation, as a signatory to the Consent Decree made a monetary contribution of $29,468.88 to the Hassayampa Steering Committee to obtain contribution protection and covenant-not-to-sue protection from the Environmental Protection Agency.

4. Intellectual Property Liens

In April of 1993, Rogers Corporation and Fleet Bank, National Association, entered into a Commercial Revolving and Term Loan and Security Agreement. Fleet Bank, National Association and State Street Bank and Trust Company of Connecticut, National Association took a security interest in the intellectual property of Rogers Corporation. In 1993, Fleet Bank and State Street released a portion of the intellectual property from the lien, In 1994, Fleet Bank and State Street released the balance of the intellectual property from the lien. The United States Patent and Trademark Office never recorded the above-referenced releases. Confirmatory releases were sent to Fleet Bank and State Street on October 23, 2000. The confirmatory releases have been executed by the appropriate officer at each bank and forwarded to Rogers Corporation's intellectual property attorneys, Cantor Colburn LLP in Bloomfield, Connecticut. Cantor Colburn forwarded the confirmatory releases to the United States Patent and Trademark Office and the confirmatory releases were filed on November 14, 2000. According to Bud Bedingfield, Esquire, at Cantor Colburn, the Patent and Trademark Offices takes between two and three months to record the confirmatory releases and assign the releases a reel and frame number. Upon the recordation of the releases, the effective date of such release shall go back to 1993 and 1994. Until such time, the intellectual property of Rogers Corporation will continue to show a lien filed against it.

Multicurrency Revolving Credit Agreement
Schedule 8.3
Existing Investments
(rounded to the nearest thousand unless the actual
amount is less than 1,000)

As of November 26, 2000 (unless otherwise stated)

Short-Term Cash Investments:
Rogers Corporation	$10,100,000
Rogers N.V.	689,000

Loans and Advances to Individuals	193,000

Joint Ventures:
Durel Corporation	2,208,000
Rogers loan to Durel (as of 12/7/00)	6,500,000
Rogers INOAC Corporation	5,404,000
Polyimide Laminate Systems LLC	50,000
Rogers Chang Chun Technology Co., Ltd.	2,395,000

Domestic Subsidiaries
Rogers L-K Corp.	2,437,000
Rogers Export Sales Corporation	100
TL Properties, Inc.	1,000
World Properties, Inc.	103,000
Rogers Specialty Materials Corporation	1,000
Rogers Japan Inc.	1,000,000
Rogers Southeast Asia, Inc.	100
Rogers Taiwan, Inc.	100
Rogers Korea, Inc.	1,000
Rogers Technologies Singapore, Inc.	1,000
Rogers Circuit Materials Incorporated	1,000

Foreign Subsidiaries
Rogers N.V.	480,000
Rogers S.A.	(152,000)
Rogers (UK) LTD.	(186,000)
Rogers GmbH	(175,000)
Rogers Induflex N.V.	5,183,000

Rogers promissory note to World Properties	3,999,000
Durel Loan Guaranty - Total (current and long-term)	4,346,000
Sale of Equipment to distributor (Anderson and Vreeland, Australia) - amount owed Rogers	17,000

Plus any other items listed on Schedule 8.1(d) - Existing Indebtedness that are also defined as Investments.